Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

AMONG

AMN HEALTHCARE SERVICES, INC.,

COWBOY ACQUISITION CORP.,

THE MHA GROUP, INC.

AND

JAMES C. MERRITT AND JOSEPH E. HAWKINS

OCTOBER 5, 2005

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1

ARTICLE II THE MERGER		11
2.1	Conversion of Shares	11
2.2	Holdback	12
2.3	Earnout	12
2.4	The Closing	14
2.5	Effects of the Merger	15
2.6	Payment and Surrender of Certificates	15
2.7	Dissenting Shares	16
2.8	Tax Withholding	16
2.9	No Fractional Shares	16
2.10	Further Assurances	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17
3.1	Organization and Good Standing	17
3.2	Subsidiaries	17
3.3	Power, Authorization and Validity	17
3.4	Capitalization of the Company and its Subsidiaries	18
3.5	No Conflict	19
3.6	Litigation	19
3.7	Taxes	19
3.8	Company Financial Statements	20
3.9	Title to Properties	21
3.10	Absence of Certain Changes	21
3.11	Contracts, Agreements, Arrangements, Commitments and Undertakings	22
3.12	No Default; No Restrictions	24
3.13	Intellectual Property	24
3.14	Compliance with Laws	24
3.15	Certain Transactions and Agreements	25
3.16	Employees, ERISA and Other Compliance	25
3.17	Corporate Documents	27
3.18	Insurance	27
3.19	Environmental Matters	27
3.20	Existing Discussions	27
3.21	Customers	27
3.22	Limitation on Warranties	27
3.23	No Other Representations or Warranties	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		28
4.1	Organization and Good Standing	28
4.2	Power, Authorization and Validity	28
4.3	No Conflict	29
4.4	Interim Operations of Merger Sub	29
4.5	Stockholder Consent	29
4.6	Valid Issuance of Parent Common Stock	29
4.7	Financing	29
4.8	Litigation	29
4.9	Compliance with Laws	30
4.10	SEC Filings; Financial Statements	30
4.11	Absence of Certain Changes	30
4.12	No Discussions or Unreported Transactions	30

ARTICLE V COMPANY COVENANTS		30
5.1	Advise of Changes	30
5.2	Maintenance of Business	31
5.3	Conduct of Business	31
5.4	Regulatory Approvals	34
5.5	Approval of Company Shareholders	34
5.6	Novations, Terminations, Amendments, Consents, Authorizations and Notices	35
5.7	Litigation	35
5.8	No Other Negotiations	35
5.9	Access to Information	36
5.10	Satisfaction of Conditions Precedent	36
5.11	Notices to Company Shareholders and Employees	36
5.12	Financing	36
5.13	Insurance	37
5.14	Certain Closing Certificates and Documents	37

ARTICLE VI PARENT COVENANTS		37
6.1	Advice of Changes	37
6.2	Regulatory Approvals	37
6.3	Satisfaction of Conditions Precedent	38
6.4	New York Stock Exchange Listing	38
6.5	Registration of Parent Common Stock	38
6.6	Procedures for Sale of Parent Common Stock	40
6.7	Obligations of the Holders	41
6.8	Indemnification of Officers and Directors	42
6.9	Disclosure Memorandum	42
6.10	Employee Benefit Matters	42

ARTICLE VII CONDITIONS TO CLOSING OF MERGER		43
7.1	Conditions to Each Party’s Obligation to Effect the Merger	43
7.2	Additional Conditions to Obligations of Parent and Merger Sub	43
7.3	Additional Conditions to Obligations of the Company	46

ARTICLE VIII TERMINATION OF AGREEMENT		46
8.1	Termination by Mutual Consent	46
8.2	Unilateral Termination	46
8.3	Effect of Termination	47
8.4	Fees and Expenses	47

ARTICLE IX SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES; CONTINUING COVENANTS		47
9.1	Survival	47
9.2	Indemnification of the Parent Indemnified Persons	48
9.3	Limitations	49
9.4	Indemnification of the Shareholder Indemnified Persons	51
9.5	Notice of Claim	51
9.6	Defense of Third-Party Claims	51
9.7	Contents of Notice of Claim	52
9.8	Resolution of Notice of Claim	52
9.9	Release of Remaining Holdback Amount	53
9.10	Tax Consequences of Indemnification Payments	53
9.11	Appointment of Representatives	53

ARTICLE X MISCELLANEOUS		54
10.1	Governing Law	54
10.2	Assignment; Binding Upon Successors and Assigns	55
10.3	Severability	55
10.4	Counterparts	55
10.5	Other Remedies	55

10.6	Amendments and Waivers	55
10.7	Attorneys’ Fees	55
10.8	Notices	56
10.9	Interpretation; Rules of Construction	57
10.10	Third Party Beneficiary Rights	57
10.11	Public Announcement	57
10.12	Entire Agreement	57
10.13	Waiver of Jury Trial	58

LIST OF EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Employment Agreement

Exhibit C	Form of Parachute Payment Waiver

Exhibit D	Form of Amended and Restated Registration Rights Agreement

Exhibit E-1	Form of Shareholder Agreement (Type 2 Shareholders)

Exhibit E-2	Form of Shareholder Agreement (Type 1 Shareholders)

Exhibit F	Form of Opinion of Counsel to the Company

Exhibit G	Form of Severance and Noncompetition Agreement

LIST OF SCHEDULES

Schedule I-1	List of Type 1 Shareholders

Schedule I-2	List of Type 2 Shareholders

Schedule I-3	Total Consideration Adjustment

Schedule 2.3	Earnout Calculation

Schedule 5.3(g)	Maintenance of Business (List of Key Employees)

Schedule 5.5(d)	List of Individuals Executing the Parachute Payment Waivers

Schedule 7.2(f)(A)	Contract Terminations

Schedule 7.2(f)(B)	Contract Consents and Notices

Schedule 7.2(p)	List of Signatories to Severance and Noncompetition Agreement

Schedule 9.2(a)(v)	Section 9.2(a)(v) Indemnification Obligations

Schedule 9.2(a)(vi)	Section 9.2(a)(vi) Indemnification Obligations

Schedule 9.3(a)(iii)	Additional Limits on Merritt and Hawkins Indemnification Liability

AMN Healthcare Services, Inc. agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of October 5, 2005 (the “Agreement Date”) by and among AMN Healthcare Services, Inc., a Delaware corporation (“Parent”), Cowboy Acquisition Corp., a Texas corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), The MHA Group, Inc., a Texas corporation (the “Company”), and James C. Merritt (“Merritt”) and Joseph E. Hawkins (“Hawkins”), in their capacities as the representatives of the Company Shareholders (as defined in Article I), solely with respect to Section 2.3 hereof, Article IX hereof and such other provisions hereof which specifically refer to such “Representatives,” and in their individual capacities, solely with respect to Section 2.3 and Article IX hereof.

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Texas.

B. The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective shareholders and have approved and declared advisable this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain Company Shareholders are executing and delivering to Parent a Voting Agreement in substantially the form attached hereto as Exhibit A (a “Voting Agreement”).

D. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, each of Merritt and Hawkins is executing and delivering to Parent an employment agreement in substantially the form attached hereto as Exhibit B (an “Employment Agreement”), which Employment Agreements shall become effective only upon the Effective Time (as defined in Article I).

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Adjusted Applicable Earnout Amount” means the result of (i) the Applicable Earnout Amount less (ii) the product of (A) the Type 1 Shareholder Per Share Earnout Consideration Amount multiplied by (B) the total number of shares of Company Capital Stock issued and outstanding and held by the Type 1 Shareholders immediately prior to the Effective Time.

“Adjusted EBITDA” has the meaning ascribed to such term on Schedule 2.3.

“Adjusted Per Share Cash Exchange Ratio” means the quotient obtained by dividing (i) the Adjusted Total Cash Consideration by (ii) the total number of shares of Company Capital Stock issued and outstanding and held by the Type 2 Shareholders immediately prior to the Effective Time.

“Adjusted Per Share Earnout Cash Exchange Ratio” means the quotient obtained by dividing (i) the Adjusted Total Earnout Cash Consideration by (ii) the total number of shares of Company Capital Stock issued and outstanding and held by the Type 2 Shareholders immediately prior to the Effective Time.

“Adjusted Per Share Earnout Stock Exchange Ratio” means the quotient obtained by dividing (i) the Adjusted Total Earnout Stock Consideration by (ii) the total number of shares of Company Capital Stock issued and outstanding and held by the Type 2 Shareholders immediately prior to the Effective Time.

“Adjusted Per Share Stock Exchange Ratio” means the quotient obtained by dividing (i) the Adjusted Total Stock Consideration by (ii) the total number of shares of Company Capital Stock issued and outstanding and held by the Type 2 Shareholders immediately prior to the Effective Time.

“Adjusted Total Cash Consideration” means the product of (i) the Adjusted Total Consideration multiplied by (ii) 0.75.

“Adjusted Total Consideration” means the result of (i) the Total Consideration less (ii) the Aggregate Type 1 Shareholder Consideration.

“Adjusted Total Earnout Cash Consideration” means the product of (i) the Adjusted Applicable Earnout Amount multiplied by (ii) 0.75.

“Adjusted Total Earnout Stock Consideration” means the total number of shares of Parent Common Stock calculated as the quotient obtained by dividing (i) the product of (A) the Adjusted Applicable Earnout Amount multiplied by (B) 0.25, by (ii) the Parent Stock Price.

“Adjusted Total Stock Consideration” means the total number of shares of Parent Common Stock calculated as the quotient obtained by dividing (i) the product of (A) the Adjusted Total Consideration multiplied by (B) 0.25, by (ii) the Parent Stock Price.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Type 1 Shareholder Consideration” shall mean the product of (i) the Type 1 Shareholder Per Share Consideration Amount multiplied by (ii) the total number of shares of Company Capital Stock issued and outstanding and held by the Type 1 Shareholders immediately prior to the Effective Time.

“Alternative Transaction” means: (i) any acquisition or purchase of Company Capital Stock from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 15% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction hold less than 100% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; (iii) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (iv) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.

“Applicable Earnout Amount” means such portion of the Earnout Amount as shall be payable to the Company Shareholders pursuant to Section 2.3 hereof and as calculated in accordance with the terms set forth on Schedule 2.3 hereto; provided, however, that in no event shall the Applicable Earnout Amount be less than $35,000,000.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder).

“Articles of Merger” means the articles of merger to be filed with the Office of the Secretary of State of the State of Texas at the time of Closing in such appropriate form as shall be required by Texas Law and mutually agreed by Parent and the Company.

“Balance Sheet Date” means July 31, 2005.

“Business Day” means any day (i) other than Saturday or Sunday and (ii) other than a day on which the United States federal government is closed for the observance of any holiday.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time and date as the parties hereto agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted.

“Company Capital Stock” means the Company Class A Common Stock and the Company Class B Stock, taken together.

“Company Class A Stock” means the Class A voting shares, par value $0.01 per share, of the Company.

“Company Class B Stock” means the Class B non-voting shares, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Parent on the Agreement Date listing any exceptions to the representations and warranties of the Company herein; provided that the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations and warranties to the extent that the relevance of such item to such representations and warranties is reasonably apparent on the face of such item.

“Company Financial Statements” means (i) the audited consolidated balance sheets of the Company and its Subsidiaries dated September 30, 2002, September 30, 2003 and September 30, 2004; (ii) the Company Balance Sheet; (iii) the audited consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for the years ended September 30, 2002, September 30, 2003 and September 30, 2004; and (iv) the unaudited consolidated statement of income of the Company and its Subsidiaries for the ten months ended July 31, 2005.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 and Section 3.13.

“Company Net Debt” means the result of (i) the sum of (A) the total consolidated Debt of the Company and its Subsidiaries as of immediately prior to the Effective Time, plus (B) the total amount of Merger Expenses that remain unpaid as of immediately prior to the Effective Time, less (ii) the total consolidated cash (including cash equivalents such as short-term investments) of the Company and its Subsidiaries, as would be shown on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, as of immediately prior to the Effective Time.

“Company Net Debt Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying the amount of the Company Net Debt and illustrating the calculation of the Company Net Debt and the Company Net Debt Excess or the Company Net Debt Shortfall, as applicable, including an itemized list of all the components of the Company Net Debt. The Company Net Debt Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate sets forth all of the Merger Expenses that remain unpaid as of immediately prior to the Effective Time, it being the expressed intent of the Company and Parent that to the maximum extent possible all the unpaid Merger Expenses be included in the calculation of the Company Net Debt Excess or Company Net Debt Shortfall, as the case may be, and that there be no Indemnifiable Merger Expenses.

“Company Net Debt Excess” means the amount by which the Company Net Debt shall exceed $5,500,000.

“Company Net Debt Shortfall” means the amount by which the Company Net Debt shall be less than $5,500,000.

“Company Shareholders” means the holders of shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders); provided that “Contract” shall not include any agreement or understanding by and between the Company and any temporary employee or any Independent Contractor.

“Debt” of the Company and its Subsidiaries means, without duplication, (i) all obligations for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid; and (ii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of the Company or any Subsidiary. Debt shall include any interest accrued on the principal amount thereof at the time of any calculation of total Debt.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time which were entitled to vote on the Merger as a class or otherwise and in respect of which dissenters’ rights shall have been validly perfected in accordance with Texas Law in connection with the Merger.

“Dollar Equivalent Consideration” means, with respect to any holder of Company Capital Stock, the dollar amount obtained by multiplying (i) the Type 1 Shareholder Per Share Consideration Amount by (ii) the number of shares of Company Capital Stock issued and outstanding and held by such holder immediately prior to the Effective Time.

“Earnout Amount” means an amount up to $51,900,000, payable to the Company Shareholders pursuant to and in accordance with the provisions of Section 2.3 hereof.

“Earnout Period” means the period commencing on January 1, 2005 and ending at the close of business on December 31, 2005.

“EBITDA” means net income before interest expense and net of interest income, tax, depreciation and amortization of the Company as determined in accordance with GAAP as consistently applied by the Company prior to the Closing as determined by the firm of independent certified public accountants engaged by Parent for purposes of its own audit.

“Effective Time” means the time of the filing of the Articles of Merger with the Office of the Secretary of State of the State of Texas or such later time as may be mutually agreed by Parent and the Company and set forth in the Articles of Merger.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 11:59 p.m. California time on March 15, 2007.

“Fundamental Company Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.4 hereof.

“Fundamental Parent Representations” means the representations and warranties of Parent set forth in Sections 4.1 and 4.2 hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Holdback Amount” means a cash amount equal to $15,000,000, which cash amount shall be withheld from the Total Consideration in accordance with Section 2.2 of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incremental Adjusted EBITDA” has the meaning ascribed to it on Schedule 2.3.

“Indemnifiable Merger Expenses” means any unpaid Merger Expenses which have not been taken into account in the calculation of the Company Net Debt to the extent that, if taken into account, such Merger Expenses would have resulted in a reduction of the Total Consideration at the time of calculation of the Total Consideration.

“Independent Contractor” means any independent contractor engaged by the Company or any of its Subsidiaries who provides services to clients of the Company or any of its Subsidiaries in connection with the Company Business.

“Intellectual Property” means, collectively, all patents, patent applications, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyright registrations and applications therefor, inventions, trade secrets and know-how.

“Knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of: (i) an individual, if used in reference to an individual; (ii) with respect to the Company, Merritt, Hawkins, Joseph B. Caldwell, Floyd Cotham, William D. Koger, Mark E. Smith and Linda M. Ramoz; or (iii) with respect to Parent, Steven Francis, Susan Nowakowski, Brent Rivard and David Dreyer.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that the foregoing shall not include any change, event, circumstance, condition or effect (individually or in the aggregate with respect to such entity and its subsidiaries) primarily resulting from: (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which such entity and its subsidiaries operate but only to the extent that such general deterioration does not affect such entity and its subsidiaries in a materially adverse manner relative to other participants in the economy or such industry, respectively; (ii) any change in GAAP or Applicable Law, or the interpretation thereof; (iii) in the case of the Company, actions taken by Parent or any of its Affiliates; (iv) in the case of Parent, actions taken by the Company or any of its Affiliates; (v) compliance with the terms of, or the taking of any action required by, this Agreement or, in the case of the Company. any of the Company Ancillary Agreements or, in the case of Parent, any Parent Ancillary Agreement; and (vi) any dividends paid by the Company in the manner contemplated by Schedule 5.3(i) of the Company Disclosure Schedules to a portion of the Company Shareholders prior to the Closing.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger Expenses” means all out-of-pocket costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.001 per share, of Merger Sub.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer of Parent at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Stock” means the Common Stock, par value $0.01 per share, of Parent.

“Parent Stock Price” means $15.85 per share.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) any minor imperfection of title or similar Encumbrances which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Company Business; (vi) in the case of leases of personal property, Encumbrances that do not materially impair the operation of the Company Business, taken as a whole; (vii) other Encumbrances that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially interfere with the conduct of the Company Business, taken as a whole; (viii) Encumbrances related to leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such leased real property or the continuation of the Company Business; (ix) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries; (x) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of any leased real property used in the Company Business and that do not materially and adversely affect, impair or interfere with the use of any property affected thereby; and (xi) public utility easements of record, in customary form, to serve the real property used in the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Pre-Closing Taxes” means (i) all Taxes of the Company and its Subsidiaries for any period ending on or prior to the Closing Date (and in the case of a Tax period beginning before and ending after the Closing Date, the portion of such period through the Closing Date) and (ii) any reduction in Taxes of the Company and its Subsidiaries for such a period resulting from use of Tax deductions attributable to the Company Class B Shares to offset (i) any income of the Company and its Subsidiaries for a period for which a Tax return has not yet been filed, and (ii) income of the Company and its Subsidiaries arising from an adjustment by a taxing authority in the case of a period for which a Tax return has been previously filed.

“Pro Rata Share” means, with respect to any holder of Company Capital Stock, the percentage obtained by dividing (i) such holder’s Dollar Equivalent Consideration by (ii) the Total Consideration payable to Company Shareholders other than holders of Dissenting Shares.

“Representative Fund” means a cash amount equal to $400,000, which cash amount shall be withheld from the Holdback Amount and deposited by Parent with a financial institution designated in writing to Parent by the Representatives on or before the Closing.

“Representatives” means Merritt and Hawkins, taken together, in their capacities as the representatives of the Company Shareholders under this Agreement, subject to the terms and limitations set forth in Section 9.11.

“Restricted Stock Plan” means the Company’s 1997 Restricted Stock Plan.

“Returns” means all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns (including any schedule or attachment thereto or amendment thereof) relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to, backup withholding and other payments to third parties.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Indemnified Persons” means (i) the Company Shareholders; (ii) each of the Company Shareholders’ Affiliates, assigns and successors in interest; and (iii) with respect to the Persons set forth in clauses (i) and (ii), each of their respective stockholders, members, partners, directors, officers, employees and representatives.

“Spreadsheet” means the spreadsheet delivered to Parent pursuant to Sections 5.14 and 7.2(h) hereof, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock: (i) the names of all the Company Shareholders, their respective last known addresses and (where available) taxpayer identification numbers; (ii) the number and kind of shares of Company Capital Stock held by such persons and the respective certificate numbers; (iii) the Company’s calculations of the Total Consideration, the Type 1 Shareholder Per Share Consideration Amount, the Aggregate Type 1 Shareholder Consideration, the Adjusted Total Consideration, Adjusted Total Cash Consideration, Adjusted Total Stock Consideration, Adjusted Per Share Cash Exchange Ratio and Adjusted Per Share Stock Exchange Ratio, (iv) the Company’s calculation of the amount of cash to be paid to, and, if applicable, the number of shares of Parent Common Stock to be issued to, each Company Shareholder upon the consummation of the Merger, (v) the Pro Rata Share (expressed both as a percentage and as a dollar amount) of each Company Shareholder with respect to the Holdback Amount and (vi) any additional information that may be required in order for Parent to satisfy its information reporting obligations under Section 6043A of the Code.

“Subsidiary” means a corporation or other business entity in which the Company owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, capital stock, social security, unemployment, disability, registration, estimated, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Texas Law” means the Texas Business Corporation Act.

“Total Consideration” means (i) $160,000,000 less (ii) the Company Net Debt Excess, if any, plus (iii) the Company Net Debt Shortfall, if any, less (iv) the amount set forth on Schedule I-3.

“Total Revenue” means the Company’s revenue calculated in accordance with GAAP as consistently applied by the Company prior to the Closing and as determined by the firm of independent accountants engaged by Parent for purposes of its audit.

“Type 1 Shareholder Per Share Consideration Amount” means the quotient obtained by dividing (i) the Total Consideration by (ii) the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Type 1 Shareholder Per Share Earnout Consideration Amount” means the quotient obtained by dividing (i) the Applicable Earnout Amount by (ii) the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Type 1 Shareholders” means the holders of 9,000 or fewer shares of Company Capital Stock, including those holders identified on Schedule I-1 hereto.

“Type 2 Shareholders” means the holders of 9,001 or more shares of Company Capital Stock, including those holders identified on Schedule I-2 hereto.

“Valid Business Reason” means, with respect to the Suspension Right, a determination by the board of directors of Parent, in its good faith judgment, that the disclosure of certain material undisclosed information would materially interfere with any material financing, acquisition, corporate reorganization, merger or other material transaction involving Parent.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement as follows:

Capitalized Term	Section Reference

280G Proposal	Section 5.5(c)

Agreement	Preamble

Agreement Date	Preamble

Basket	Section 9.3(c)

Certificates	Section 2.6(a)

Claim	Section 9.5(a)

Claims Period	Section 9.5

Company 2005 Budget	Section 2.3(d)

Company	Preamble

Company Financial Statement Audit	Section 5.9

Company Representatives	Section 5.8(a)

Company Shareholder Information	Section 3.4(c)

Contested Claim	Section 9.8(b)

D&O Insurance	Section 6.8(c)

Damages	Section 9.2(a)

Employment Agreement	Recitals

ERISA	Section 3.16(a)

Exchange Agent	Section 2.6(a)

Fees	Section 9.2(a)

Financing Commitments	Section 4.7

General Representations and Warranties Cap	Section 9.3(a)(i)

Governmental Permits	Section 3.14(b)

Hawkins	Preamble

Holder	Section 6.5(b)

Indemnified Party	Section 6.5(e)(iii)

Indemnifying Party	Section 6.5(e)(iii)

Independent Accountant	Section 2.3(b)(ii)

Information Statement	Section 5.5(b)

IRS	Section 3.16(d)

JAMS	Section 2.3(b)(v)

Letter of Transmittal	Section 2.6(a)

Merger	Recitals

Merger Sub	Preamble

Merritt	Preamble

Multiemployer Plan	Section 3.16(a)

Mutual NDA	Section 5.9

Notice of Claim	Section 9.5(b)

Parachute Payment Waiver	Section 5.5(d)

Parent	Preamble

Parent Basket	Section 9.3(a)(iv)

Parent Indemnified Person(s)	Section 9.2(a)

Parent Registration Rights Agreement	Section 7.1(d)

Parent SEC Reports	Section 4.10(a)

Plans	Section 3.16(a)

Record Date	Section 3.3(d)

Registration Effective Period	Section 6.5(c)(i)

Registration Statement	Section 6.5(b)

Registrable Shares	Section 6.5(a)

Registration Expenses	Section 6.5(d)

Representative Expenses	Section 9.11(b)

Restricted Stock Agreements	Section 3.4(b)

Shareholder Agreements	Section 7.2(e)

Shareholder Approval	Section 3.3(d)

Significant Customer	Section 3.21

Surviving Corporation	Recitals

Suspension Exercise Period	Section 6.5(c)(iii)

Suspension Right	Section 6.5(c)(iii)

Tax Representations and Warranties Cap	Section 9.3(a)(ii)

Third-Party Claim	Section 9.5(b)(ii)

Type 1 Shareholder Agreement	Section 7.2(e)

Type 2 Shareholder Agreement	Section 7.2(e)

Violation	Section 6.5(e)(i)

Voting Agreement	Recitals

WARN Act	Section 3.16(l)

ARTICLE II

THE MERGER

2.1 Conversion of Shares.

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Capital Stock that are issued and outstanding immediately after the Effective Time.

(b) Cancellation of Company-Owned Stock. Notwithstanding the provisions of Section 2.1(c) below, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion of Company Capital Stock.

(i) Company Capital Stock Held by Type 1 Shareholders. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock that is issued and outstanding and owned of record by a Type 1 Shareholder immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the Type 1 Shareholder Per Share Consideration Amount. The amount of cash each Type 1 Shareholder is entitled to receive for the shares of Company Capital Stock held by such Type 1 Shareholder shall be rounded down to the nearest whole cent and computed after aggregating all shares of Company Capital Stock held by such Type 1 Shareholder. The preceding provisions of this Section 2.1(c)(i) are subject to the provisions of Sections 2.2, 2.6, 2.7 and 2.8.

(ii) Company Capital Stock Held by Type 2 Shareholders. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock that is issued and outstanding and owned of record by a Type 2 Shareholder immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive (i) an amount of cash, without interest, equal to the Adjusted Per Share Cash Exchange Ratio and (ii) a fraction of a share of Parent Common Stock equal to the Adjusted Per Share Stock Exchange Ratio. The amount of cash each Type 2 Shareholder is entitled to receive for the shares of Company Capital Stock held by such Type 2 Shareholder shall be rounded down to the nearest whole cent and computed after aggregating all shares of Company Capital Stock held by such Type 2 Shareholder and the number of shares of Parent Common Stock that each Type 2 Shareholder is entitled to receive for the shares of Company Capital Stock held by such Type 2 Shareholder shall be rounded down to the nearest whole share and computed after aggregating all shares of Company Capital Stock held by such Type 2 Shareholder. The preceding provisions of this Section 2.1(c)(ii) are subject to the provisions of Sections 2.2, 2.6, 2.7, 2.8 and 2.9.

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2 Holdback. At the Effective Time, Parent shall withhold cash in the amount of the Holdback Amount from the Aggregate Type 1 Shareholder Consideration payable to the Type 1 Shareholders and from the Adjusted Total Cash Consideration payable to the Type 2 Shareholders, in each case pursuant to Section 2.1(c) (other than amounts payable to holders of shares of Company Capital Stock which constitute and remain Dissenting Shares), in accordance with each Company Shareholder’s Pro Rata Share, as partial security for the payment of any Damages to which any Parent Indemnified Person may be entitled under Article IX of this Agreement. Such Holdback Amount (or portion thereof) will be released to the Company Shareholders in accordance with Section 9.9 of this Agreement.

2.3 Earnout.

(a) Earnout Payment. In addition to the Total Consideration payable and/or issuable to the holders of Company Capital Stock pursuant to Section 2.1(c) hereof:

(i) Type 1 Shareholders shall be entitled to receive an amount of cash equal to the Type 1 Shareholder Per Share Earnout Consideration Amount for each share of Company Capital Stock issued and outstanding and owned of record by such Type 1 Shareholder as of immediately prior to the Effective Time.

(ii) Type 2 Shareholders shall be entitled to receive (A) an amount of cash equal to the Adjusted Per Share Earnout Cash Exchange Ratio and (B) a fraction of a share of Parent Common Stock equal to the Adjusted Per Share Earnout Stock Exchange Ratio for each share of Company Capital Stock issued and outstanding and owned of record by such Type 2 Shareholder as of immediately prior to the Effective Time.

(b) Time for Determination.

(i) As soon as reasonably practicable following December 31, 2005, and in any event on or prior to February 20, 2006, Parent shall determine (A) the Adjusted EBITDA, (B) the Incremental Adjusted EBITDA and (C) the Total Revenue for the Earnout Period, and (D) the resulting Applicable Earnout Amount, and deliver to the Representatives on or prior to February 28, 2006 a copy of such computation. Unless the Representatives object to such computation within ten (10) Business Days after receipt thereof in accordance with the provisions of Section 2.3(b)(ii) below, the computations shall be binding and conclusive for purposes of this Agreement. Immediately following the Earnout Period, the Representatives shall have full access to the books and records (including financial statements) of the Company during regular business hours to the extent necessary to verify Parent’s computations of the Adjusted EBITDA, the Incremental Adjusted EBITDA, Total Revenue for the Earnout Period and the Applicable Earnout Amount.

(ii) If the Representatives object to Parent’s computations by notifying Parent in writing within ten (10) Business Days after receipt thereof, the Applicable Earnout Amount shall be determined by negotiation between the Parent and the Representatives. If Parent and the Representatives shall be unable to reach agreement with respect to such computations within thirty (30) days after such notification, the determination of such amounts shall be submitted to Ernst &Young LLP, independent certified public accountants (the “Independent Accountant”) for review, and such review by the Independent Accountant shall be limited to (A) such items and calculations as were addressed in the written notice of objection of the Representatives that have not been resolved by the parties and (B) any factual or mathematical errors contained in the information provided to or by Parent. The parties shall cause the Independent Accountant to review, subject to limitations of the previous sentence, as promptly as practicable, the calculation of the Adjusted EBITDA, the Incremental Adjusted EBITDA and the Total Revenue for the Earnout Period and to make, subject to the limitations of the previous sentence, such corrections thereto as it deems appropriate consistent with the terms of this Agreement. The Independent Accountant shall issue a written report of its review, setting forth in reasonable detail its calculation of the Adjusted EBITDA, the Incremental Adjusted EBITDA and the Total Revenue for the Earnout Period, which calculation with respect to matters solely involving the application of accounting principles or Tax rules shall be conclusive and binding on the parties to this Agreement and the Company Shareholders and shall be the sole and exclusive means of resolving such disputes. If requested by the Independent Accountant, Parent, the Company and the Representatives, on behalf of the Company Shareholders, shall execute an engagement letter with the Independent Accountant setting forth the terms and conditions of such engagement, which shall be consistent with the terms of this Section 2.3. All fees and expenses relating to the engagement of the Independent Accountant shall be paid by Parent.

(iii) The Applicable Earnout Amount shall be paid to the Company Shareholders as follows: (A) as to any amounts that are not subject to dispute as set forth in a notice of the Representatives pursuant to Section 2.3(b)(ii) above, on or prior to March 15, 2006; and (B) as to any amounts that are subject to dispute as set forth in a notice of the Representatives pursuant to Section 2.3(b)(ii) above, within five (5) Business Days following the date that the determination of the disputed portion of the Applicable Earnout Amount shall become binding and conclusive in accordance with Sections 2.3(b)(i) or 2.3(b)(ii) above, as the case may be.

(iv) If Company management does not make the financial statements of the Company for the twelve-month period ended December 31, 2005 reasonably available to Parent on or before January 15, 2006, then the time for performance of each of Parent’s obligations pursuant to this Section 2.3(b) shall be extended by one (1) Business Day for each Business Day that such financial statements shall remain unavailable to Parent following January 15, 2006; provided, however, in no event shall such extension extend beyond the date of the filing of Parent’s SEC Form 10-K for the year ended December 31, 2005.

(v) Any dispute, claim or controversy arising out of or related to the agreements or procedures described in Section 2.3(b)(i) and not otherwise resolved pursuant to Section 2.3(b)(ii) hereof shall be resolved by either: (i) a written settlement agreement or memorandum executed by Parent and the Representatives;

or (ii) in the absence of such a written settlement agreement within ten (10) Business Days following receipt by Parent of the written notice from the Representatives, by binding arbitration between Parent and the Representatives. If no settlement agreement can be reached after good faith negotiation, either Parent or the Representatives may, by written notice to the other, demand arbitration of the matter and the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent (on the one hand) and the Representatives (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. Any arbitration proceeding hereunder shall last no longer than three (3) Business Days, unless the parties to such arbitration mutually agree to extend the proceeding. The decision of the arbitrators as to any matter in dispute shall be binding and conclusive upon the parties to this Agreement. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration. The arbitration panel shall be instructed to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

(c) Right of Set-Off. Subject to the terms and limitations set forth in Section 9.3(f), Parent shall have the right to withhold and set off against any amount otherwise due to be paid to the Company Shareholders pursuant to this Section 2.3 the amount of any Damages to which any Parent Indemnified Person may be entitled under Article IX of this Agreement pursuant to a proper Notice of Claim delivered to the Representatives prior to March 15, 2006. If any Claims that are the subject of any such Notice of Claim are unresolved, unsatisfied or disputed as of March 15, 2006, then Parent shall retain possession and custody of that portion of the Applicable Earnout Amount that equals the total maximum amount of Damages then being claimed by the Parent Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, Parent shall deliver to the Company Shareholders all of the remaining Applicable Earnout Amount (if any) not required to satisfy such Claims. Other than with respect to duly delivered Notices of Claim made prior to March 15, 2006 in accordance with the terms and limitations of this Agreement (including Section 9.3(f)), Parent shall have no right to withhold, set off against or make any claim against or recovery from the Applicable Earnout Amount.

(d) Conduct of the Company Business. For the period commencing on the Business Day immediately following the Closing Date and ending at the close of business on December 31, 2005, Parent, and Merritt and Hawkins, in their capacities as employees of the Company following the Closing, shall each use commercially reasonable efforts to conduct the Company Business consistent with past practices, which past practices the parties agree are to be set forth in a written 2005 budget to be mutually agreed upon by Parent and the Company prior to the Closing (the “Company 2005 Budget”). Notwithstanding the foregoing, following the Closing Date, Parent and the Representatives may, but shall not be obligated to, amend the Company 2005 Budget in a writing executed by both Parent and the Representatives, on behalf of the Company Shareholders, which amendment shall be binding on Parent and the Company Shareholders.

(e) Acknowledgement of the Parties. Parent, the Company and the Representatives, on behalf of the Company Shareholders, acknowledge: (i) the payment of the Applicable Earnout Amount hereunder is an integral part of the consideration to be received by the Company Shareholders pursuant to this Agreement and the Merger; (ii) the Applicable Earnout Amount is not dependent upon the operating results of Parent or any Subsidiary of Parent other than the Company; (iii) the right of the Company Shareholders to a portion of the Applicable Earnout Amount is not transferable other than by operation of law; (iv) the right of the Company Shareholders to a portion of the Applicable Earnout Amount shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Parent and shall not entitle any Company Shareholder to any rights common to any holder of Parent Common Stock; and (v) the right of the Company Shareholders to payment of the Applicable Earnout Amount shall not bear any interest.

2.4 The Closing. Subject to the earlier termination of this Agreement as provided in Article VIII, the Closing shall take place at the offices of AMN Healthcare Services, Inc., 12400 High Bluff Drive, San Diego, California 92130, on the Closing Date.

2.5 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Articles of Merger;

(b) the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

(c) the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(d) the officers of Merger Sub immediately prior to the Effective Time, together with Merritt and Hawkins, shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed; and

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

2.6 Payment and Surrender of Certificates.

(a) At the Closing, Parent shall deposit, for payment to the Company Shareholders, the Total Consideration with American Stock Transfer & Trust Company which shall act as exchange agent (the “Exchange Agent”) in the Merger. Immediately after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall be agreed upon by Parent and the Representatives prior to distribution thereof and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Parent or the Exchange Agent shall require, the Exchange Agent shall, subject to the terms of Section 2.2, cause to be delivered to such Company Shareholder that portion of the Total Consideration which such Company Shareholder has the right to receive pursuant to Section 2.1(c). In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall, as soon as reasonably practicable following the receipt by the Exchange Agent of the foregoing documents, subject to the terms of Section 2.2, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Consideration and any other amount payable pursuant to Section 2.1(c) represented by the lost, stolen or destroyed Certificate in exchange therefor which the Company Shareholder has the right to receive.

(b) Immediately following the applicable dates for distribution of the Applicable Earnout Amount set forth in Section 2.3(b)(iii) hereof, the Exchange Agent shall deliver to each Company Shareholder that portion of the Applicable Earnout Amount which such Company Shareholder has the right to receive pursuant to Section 2.3(a) to the address set forth on such Company Shareholder’s Letter of Transmittal; provided, however, that the Exchange Agent shall not deliver such portion of the Applicable Earnout Amount to any Company Shareholder unless and until such Company Shareholder shall have delivered such holder’s Certificates and Letter of Transmittal and other required documents in accordance with the provisions of Section 2.6(a).

(c) From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.

(d) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Total Consideration and the Applicable Earnout Amount and any other amount payable with respect to such Company Capital Stock in accordance with this Article II.

2.7 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and validly perfected dissenters’ rights pursuant to Articles 5.11 to 5.13 of Texas Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Total Consideration, the Applicable Earnout Amount or any other amount payable with respect to such Company Capital Stock in accordance with this Article II, but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Texas Law. Each holder of Dissenting Shares who, pursuant to the provisions of Texas Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Texas Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Texas Law). In the event that any Company Shareholder fails to make an effective demand for payment or fails to perfect such shareholder’s dissenters’ rights as to such shareholder’s shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to this Article II in respect of such shares as if such shares had never been treated as Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the applicable conditions set forth in Section 2.6 and receipt by Parent of a Type 1 Shareholder Agreement or Type 2 Shareholder Agreement, as applicable, the portion of the Total Consideration and any other amounts, to which such Company Shareholder would have been entitled under this Article II. The Company shall give Parent (i) prompt notice of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Shareholder’s dissenters’ rights in accordance with Texas Law and (ii) the opportunity to participate in, and the Company and Parent shall work cooperatively to resolve, all negotiations and proceedings with respect to demands for dissenters’ rights under such law. The Company agrees that, except with Parent’s prior written consent (which consent shall not be unreasonably withheld), it shall not make any payment or offer to make any payment with respect to, or settle or offer to settle, any such exercise of dissenters’ rights.

2.8 Tax Withholding. Parent or Parent’s agent shall be entitled to deduct and withhold from the Total Consideration, the Applicable Earnout Amount and any other payment otherwise payable pursuant to this Agreement to any Company Shareholder (including, without limitation, holders of Company Class B Stock (except with respect to Merritt and Hawkins) issued pursuant to the Restricted Stock Plan), the amounts required to be deducted and withheld under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment, or with respect to income arising from the lapse of vesting restrictions in connection with the Merger to the extent applicable withholdings have not previously been made by the Company. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of whom such deduction and withholding was made and, if reasonably determined to be necessary, shall be paid by Parent to the respective Subsidiary employing each Company Shareholder to enable that Subsidiary to deposit such funds with the applicable taxing authority.

2.9 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Stock Price.

2.10 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company and Parent and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to carry out the purpose and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct on and as of the Agreement Date and shall be true and correct at all times through the Closing Date:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company is so qualified in each state in the United States listed on Schedule 3.1 of the Company Disclosure Schedule. Schedule 3.1 of the Company Disclosure Schedule also contains a true and complete listing of the locations of all sales offices and any other offices or facilities of the Company and a true and complete list of all states in which the Company maintains any employees. The Company is not in violation of its Articles of Incorporation or Bylaws, each as amended to date.

3.2 Subsidiaries. Each Subsidiary of the Company is identified on Schedule 3.2 of the Company Disclosure Schedule together with a listing of the jurisdiction in which each such Subsidiary is organized. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation of formation. Each Subsidiary has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. Each Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Subsidiary is so qualified in each state in the United States listed on Schedule 3.2 of the Company Disclosure Schedule. Schedule 3.2 of the Company Disclosure Schedule also contains a true and complete listing of the locations of all sales offices and any other offices or facilities of each Subsidiary and a true and complete list of all states in which each Subsidiary maintains employees. No Subsidiary is in violation of its Articles of Incorporation or Bylaws (or similar organizational documents), in each case as amended to date.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements to which it is a party and to consummate the Merger, subject to the approval of this Agreement and the transactions contemplated hereby by the Company Shareholders as set forth in Section 3.3(d). The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s board of directors.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with: (i) any Governmental Authority; or (ii) any other Person is necessary or required to be made or obtained by the Company or any Subsidiary to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, or to effect the pre-Closing payment of a dividend or other distribution to certain of the Company Shareholders in the manner contemplated by Schedule 5.3 of the Company Disclosure Schedule, including any corporate reorganization effected by the Company and its Subsidiaries prior to the Effective Time in connection therewith, except for: (A) the filing of the Articles of Merger with the Office of the Secretary of State of the State of Texas; (B) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act; (C) the approval of this Agreement and the transactions contemplated hereby by the Company Shareholders as set forth in Section 3.3(d); (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country; and (E) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company Business and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Shareholders. The affirmative vote or consent of the holders of two-thirds of the shares of the Company Class A Stock and two-thirds of the Company Class B Stock, respectively, that are issued and outstanding on the Record Date (as defined below) (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of Company’s Capital Stock necessary to adopt this Agreement and approve the Merger. The record date (the “Record Date”) for purposes of determining shareholders of the Company entitled to give consents with respect to the Shareholder Approval is the Agreement Date. The Record Date was established by the Company’s Board of Directors in accordance with Applicable Law and the Company’s Articles of Incorporation and Bylaws, each as amended to date. Upon receipt of the written consent of the Company Shareholders referred to in Recital C of this Agreement, the Shareholder Approval will be obtained.

3.4 Capitalization of the Company and its Subsidiaries.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 20,000,000 shares, of which 10,000,000 shares are designated as Company Class A Stock and 10,000,000 shares are designated as Company Class B Stock. There are: (i) 590,000 shares of Company Class A Stock issued and outstanding; and (ii) 2,848,000 shares of Company Class B Stock issued and outstanding. No shares of Company Capital Stock are issued or outstanding that are not set forth on Schedule 3.4(c) of the Company Disclosure Schedule. The Company holds 4,000 shares of Company Class B Stock in treasury and no shares of Company Class A Stock in treasury. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) No Other Rights. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except for the Voting Agreements and the Restricted Stock Agreements (the “Restricted Stock Agreements”) entered into pursuant to the Restricted Stock Plan, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(c) Spreadsheet. Schedule 3.4(c) of the Company Disclosure Schedule sets forth the following factual information relating to holders of Company Capital Stock as of the Agreement Date (the “Company Shareholder Information”): (i) the names of all the Company Shareholders, their respective last known addresses and (where available) taxpayer identification numbers; (ii) the number and kind of shares of Company Capital Stock held by such persons and their respective Certificate numbers; and (iii) whether such shares are subject to any restrictions on ownership or transfer, including, without limitation, any vesting requirements, repurchase rights or forfeiture provisions. All such information is true, complete and accurate as of the Agreement Date.

(d) Authorized and Outstanding Capital Stock of the Subsidiaries; No Other Rights. Schedule 3.4(d) of the Company Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the capitalization of each Subsidiary; and (iii) the identity of each holder of capital stock of each such Subsidiary. All issued and outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the applicable Subsidiary in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of capital stock of any Subsidiary or any securities or debt convertible into or exchangeable for capital stock of any Subsidiary or obligating any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, including the pre-Closing payment of a dividend or other distribution to certain of the Company Shareholders in the manner contemplated by Schedule 5.3 of the Company Disclosure Schedule and any corporate reorganization effected by the Company and its Subsidiaries prior to the Effective Time in connection therewith, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (i) any provision of the Articles of Incorporation or Bylaws of the Company, each as currently in effect; (ii) any Applicable Law applicable to the Company, any Subsidiary or any of their respective assets or properties (including any Applicable Law relating to fraudulent conveyances and transfers); or (iii) any Company Material Contract, except in the cases of clauses (ii) and (iii) where such conflict, termination, breach, impairment, violation or default would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company’s entering into this Agreement nor the consummation of the Merger shall change the obligation or right of the Company or any Subsidiary as they exist at the Closing and without giving effect to any action taken by Parent after the Closing to make payments to or receive payments from any customer of the Company or any Subsidiary.

3.6 Litigation. Except for any action, suit, arbitration, mediation, proceeding, claim or investigation involving medical malpractice, there is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Subsidiary (or, to the knowledge of the Company, against any officer, director, employee or agent of the Company or any Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or any such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no material judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Subsidiary. Neither the Company nor any Subsidiary has any material action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7 Taxes.

(a) The Company, each Subsidiary and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member: (i) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information Returns required to be filed by it; (ii) has timely paid all Taxes required to be paid (whether or not shown on any Return) by it for which payment was due; (iii) has established in accordance with GAAP an adequate accrual or reserve (excluding reserves for deferred Taxes or other Tax benefits) for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) and will establish an adequate accrual or reserve in their respective financial records for the payment of all Taxes payable by the Company in respect of the periods or portion thereof through the Closing Date; (iv) has made (or will make on a timely basis) all estimated Tax payments required to be made; and (v) has no Liability for Taxes in excess of the amount so paid or accrued. The Company has provided Parent with true and correct copies of such filed Returns.

(b) No audits are ongoing and no deficiencies for any Tax have been threatened, claimed, proposed or assessed in writing against the Company, any Subsidiary or any of their respective officers, employees or agents in their capacity as such.

(c) No Tax liens are currently in effect against any of the assets of the Company or any Subsidiary other than liens that arise by operation of law for Taxes not yet due and payable or that are being contested in good faith.

(d) Neither the Company nor any Subsidiary has participated in any transaction or arrangement that to the Company’s knowledge was or is: (i) a “tax shelter” which was registered or required to be registered under Section 6111 of the Internal Revenue Code (as in effect prior to October 22, 2004) and Treasury Regulations promulgated thereunder; or (ii) any “reportable transaction” within the meaning of Section 6111 of the Internal Revenue Code (as now in effect) and Treasury Regulations thereunder or within the meaning of Treasury Regulations Section 1.6011-4.

(e) The Company and its Subsidiaries have no Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or any Subsidiary pursuant to Section 162 or Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

(g) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) All of the issued and outstanding shares of Company Class B Stock (other than the shares of Company Class B Stock issued to, and owned by, Merritt and Hawkins) (i) were granted in consideration for the performance of “services” (as such term is defined in Section 83 of the Code); (ii) are, and will be immediately prior to the Effective Time, subject to a substantial risk of forfeiture in their entirety; and (iii) are not the subject of any election statement made under Section 83(b) of the Code as those terms are defined under Section 83 of the Code and the Treasury Regulations thereunder. Immediately prior to the Effective Time, the risk of forfeiture with respect to all such issued and outstanding shares of Company Class B Stock will lapse in its entirety. The shares of Company Class B Stock issued to and owned by Merritt and Hawkins were not granted in consideration for the performance of “services” and are not subject to a risk of forfeiture.

3.8 Company Financial Statements.

(a) Schedule 3.8(a) of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) are derived from and are in accordance with the books and records of the Company; and (ii) fairly present, in accordance with GAAP (subject, in the case of unaudited interim period financial statements, to normal recurring period-end and year-end adjustments and the absence of notes) applied on a basis consistent with prior periods, the consolidated financial position and the results of operations and cash flows of the Company and its Subsidiaries at the dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated. The Company has established the reserve for medical malpractice Liability on the Company Balance Sheet in accordance with GAAP applied on a basis consistent with prior periods.

(b) Schedule 3.8(b) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(c) Schedule 3.8(c) of the Company Disclosure Schedule sets forth all Debt of the Company and its Subsidiaries as of the date of this Agreement. All Debt may be prepaid at or prior to the Closing without penalty under the terms of the Contracts governing such Debt.

3.9 Title to Properties. The Company and each Subsidiary, as the case may be, have good and marketable title to all of their respective material assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business. Schedule 3.9 of the Company Disclosure Schedule sets forth a list of each fixed asset of the Company and each Subsidiary included in the Company Balance Sheet. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet, to the extent required under GAAP to be reflected thereon. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted, except where the failure to be in such condition or repair would not reasonably be expected to have a Material Adverse Effect. All material leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or such Subsidiary a valid leasehold title to the real or personal property that is the subject of the lease. Schedule 3.9 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or any Subsidiary. The Company and its Subsidiaries have adequate ingress and egress into any real property used in the operation of the Company Business. A true and complete copy of each lease, sublease or other agreement under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, has been made available to Parent. Each such lease, sublease or other agreement is in written form. Neither the Company nor any Subsidiary owns any real property.

3.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company has operated the Company Business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any Subsidiary any:

(a) Material Adverse Effect on the Company or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company;

(b) amendment or change in its Articles of Incorporation or Bylaws (or other comparable charter documents);

(c) incurrence, creation or assumption of: (i) any material Encumbrance on any of its assets or properties (other than Permitted Encumbrances); (ii) any material Liability for borrowed money; or (iii) any material Liability as a guarantor or surety with respect to the obligations of others;

(d) except with respect to the Company Class B Stock, acceleration or release of any right to repurchase shares of its capital stock upon a shareholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or, other than in the ordinary course of business, payment or discharge of any of its Liabilities, in each case that was not: (i) shown on the Company Balance Sheet; or (ii) incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $100,000 for any single Liability to a particular creditor;

(f) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(h) except for changes or increases in the ordinary course of business consistent with past practice, material change or increase in the compensation payable or to become payable to any of its officers, directors, non-temporary employees or non-temporary independent contractors, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, non-temporary employees or non-temporary independent contractors or agents or made any material modification of any “nonqualified deferred compensation plan” as defined in Code Section 409A;

(i) material change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of non-temporary employees or non-temporary independent contractors, or any labor dispute or claim of unfair labor practices;

(j) Liability incurred by it to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(k) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or shareholders or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(l) entering into, amendment of, relinquishment, termination or nonrenewal of any Contract or other agreement of the type required to be set forth on Schedule 3.11 or Schedule 3.13 of the Company Disclosure Schedule other than in the ordinary course of its business consistent with its past practices, any default by the Company or any Subsidiary under any such Contract, or any written or, to the Company’s knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Contract or such other party’s desire to so amend in any material respect, relinquish, terminate or not renew any such Contract;

(m) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on its part that involves in excess of $100,000 per annum and that is not entered into in the ordinary course of its business consistent with its past practices;

(n) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company that is not entered into in the ordinary course of its business consistent with past practices;

(o) any material change in accounting policies, methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), any change in Tax elections or methods or any revaluation of any of its assets;

(p) any deferral of the payment of any accounts payable, or any discount, accommodation or other concession made in order to accelerate or induce the collection of any receivable, in each case other than in the ordinary course of business consistent with past practice;

(q) payment, directly or indirectly, of any material Liability before the same became due and payable in accordance with its terms or otherwise than in the ordinary course of its business consistent with past practice; or

(r) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(n) of the Company Disclosure Schedule set forth a list, as of the Agreement Date, of each of the following Contracts to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or any of their respective assets or properties are bound:

(a) any Contract (other than Contracts with customers of the Company or any of its Subsidiaries or Contracts of the type described below in subsections (b)-(n)) providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $200,000 or more per year;

(b) any Contract with any medical facility or hospital that was one of the twenty (20) largest sources of revenue for the Company Business, based on amount paid or payable, for the ten months ended July 31, 2005;

(c) any dealer, distributor, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products or services;

(d) any joint venture or partnership Contract;

(e) other than ordinary severance pay under the Company’s existing policy, any Contract for or relating to the employment or engagement by it of any director, officer, non-temporary employee or non-temporary independent contractor or any other type of Contract with any of its officers, non-temporary employees or non-temporary independent contractors that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, non-temporary employee or non-temporary independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any Contract that restricts it from: (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions); or (iv) soliciting potential employees, consultants, contractors or customers;

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights with respect to the Company Capital Stock to any Person;

(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee or similar commitment with respect to, the Debt of any other Person;

(l) any Contract in which its officers, directors, employees or shareholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

(m) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise in the past three (3) years; or

(n) any Contract providing for the lease or license of real property.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(n) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Schedule has been made available to Parent. All Company Material Contracts are in written form.

3.12 No Default; No Restrictions.

(a) Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or, to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to: (i) become a default or event of default under any Company Material Contract; or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract other than in the ordinary course of business, (C) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary under any Company Material Contract, or (D) the right to cancel, terminate or modify any Company Material Contract. Neither the Company nor any Subsidiary has received any written, or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

(b) Neither the Company nor any Subsidiary is a party to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or any Subsidiary or, following the Effective Time, will restrict or prohibit the Surviving Corporation or Parent, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company or any Subsidiary may sell, market, distribute or support any product or provide services or restricting the markets, customers or industries that the Company or any Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property. Schedule 3.13 of the Company Disclosure Schedule sets for a list of all Intellectual Property of the Company and its Subsidiaries, excluding trade secrets and know-how, as well as all licenses, sublicenses and other agreements or permissions under which the Company or any Subsidiary is a licensor or licensee or otherwise is authorized to use any Intellectual Property. The Company owns or otherwise possesses rights to use, sell and license, free and clear of any and all Liens or material restrictions, any and all Intellectual Property used in the Company Business. The Company has not, to the knowledge of the Company, infringed upon or otherwise violated the intellectual property rights of any third party or received any claim alleging any such infringement or other violation. The Company has not been, and is not currently, a party to any claim, nor, to the knowledge of the Company, is any claim threatened or is there any valid grounds for a claim, that challenges the validity, enforceability, ownership or right to use, sell or license any Intellectual Property owned by the Company or any Subsidiary. To the knowledge of the Company, no third party is infringing upon any Intellectual Property owned by the Company or any Subsidiary. Schedule 3.13 of the Company Disclosure Schedule sets forth a list of all material software, other than commercial off-the-shelf software, that is owned or licensed by the Company and used in the Company Business.

3.14 Compliance with Laws.

(a) The Company and each Subsidiary has complied in all material respects, and is now in material compliance, with all Applicable Law. For purposes of this Section 3.14(a) only, the term “Applicable Law” shall not include any Applicable Law relating to Taxes or the subject matter of Sections 3.7, 3.16 or 3.19.

(b) The Company and each Subsidiary hold all material permits, licenses and approvals from, and has made all material filings with, any Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any material violation of Applicable Law (“Governmental Permits”) and all such Governmental Permits are valid and in full force and effect. The Company has not received, and has no knowledge of any threatened issuance of, any notice or other communication from any Governmental

Authority regarding: (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit; or (ii) any actual revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c) To the knowledge of the Company, neither the Company nor any director, officer, agent or employee of the Company or any Subsidiary has, for or on behalf of the Company or any Subsidiary: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements. To the knowledge of the Company, none of the officers and directors of the Company, and no shareholder of the Company owning more than 5% of any class of Company Capital Stock, nor any immediate family member of an officer or director of the Company, has a direct ownership interest of more than 5% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company. None of said officers, directors, shareholders or of immediate family members of said officers, directors or shareholders, is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.16 Employees, ERISA and Other Compliance

(a) Schedule 3.16(a) of the Company Disclosure Schedule sets forth a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material compensation or benefit plan, program or arrangement that is maintained by the Company or any Subsidiary (or to which the Company or a Subsidiary is obligated to contribute) for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, other than (i) any plan, program or arrangement mandated by Applicable Law, or (ii) any multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) (collectively, the “Plans”). With respect to each Plan, the Company has made available to Parent a true and complete copy of each such Plan and, to the extent applicable, a copy of (i) each trust or other funding arrangement, (ii) the current summary plan description and any summary of material modifications, (iii) the most recently filed Form 5500 and (iv) the most recent determination letter referred to in Section 3.16(d). The Company does not have any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan or to modify any Plan, other than as required by Applicable Law.

(b) None of the Plans is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company except to the extent required by Applicable Law. Neither the Company nor any Subsidiary contributes, or is obligated to contribute, to a Multiemployer Plan.

(c) Each Plan has been operated in all material respects in accordance with its terms and the requirements of Applicable Law. No action, suit or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(d) Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a) or 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified or exempt, and nothing has occurred since the date of such determination letter to adversely affect the qualified or exempt status of any Plan or related trust that could not be corrected by the Company under the IRS’ voluntary correction program.

(e) All material contributions, premiums or payments required to be made with respect to each Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists that could give rise to any such challenge or disallowance.

(f) There has been no amendment to, interpretation of or announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Plan that would materially increase the expense of maintaining such Plan above the level of the expense incurred in respect thereto for the most recent fiscal year included in the Company Financial Statements.

(g) No employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

(h) Neither the Company nor any Subsidiary is currently engaged, or has ever engaged in, an arrangement whereby it leases employees or other service providers from another Person other than temporary clerical, accounting, information services and other administrative personnel hired on a temporary basis in the ordinary course of business. Except for amounts in dispute in the ordinary course of business consistent with past practices and amounts accrued on the books and records of the Company, the Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, fees and other compensation due to or on behalf of such employees, independent contractors and consultants. Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable legal requirements respecting worker classification. There are no material pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability and the Company and each Subsidiary have provided appropriate workers compensation insurance for its employees.

(i) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary. There is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company, threatened.

(j) As of the date hereof, no management employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have knowledge, that any such management employee intends to terminate his or her employment with the Company or any Subsidiary. As of the date hereof, the Company and each Subsidiary has not, and to the knowledge of Company or any Subsidiary, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former non-temporary employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former non-temporary employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Parent following the Effective Time.

(k) The Company has made available to Parent prior to the date hereof, a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and non-temporary employees of the Company and each Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the most recently completed fiscal year.

(l) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years: (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its non-temporary employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

3.17 Corporate Documents. The Company has made available to Parent for examination correct and complete copies of all documents listed in the Company Disclosure Schedule (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Articles of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and shareholders of the Company and each Subsidiary; (c) the stock ledger and journal reflecting all stock issuances and transfers and all grants of restricted stock relating to the Company and each Subsidiary; and (d) all material permits, orders and consents issued by, and material filings by the Company with, any regulatory agency with respect to the Company and each Subsidiary, or any securities of the Company or any Subsidiary, and all applications for such permits, orders and consents.

3.18 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 3.18 of the Company Disclosure Schedule, including all legally required workers’ compensation and other insurance. Schedule 3.18 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. The Company has made available to Parent correct and complete copies of all such insurance binders or policies and bonds issued at the request or for the benefit of the Company.

3.19 Environmental Matters. The Company and its predecessors and Affiliates are in material compliance with all Environmental Laws, which compliance includes the possession by the Company of all material Governmental Permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the knowledge of the Company, there are no circumstances that may prevent or interfere with the material compliance by the Company with any current Environmental Law in the future. The Company holds no Governmental Permits pursuant to any Environmental Law.

3.20 Existing Discussions. Neither the Company nor, to the knowledge of the Company, any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

3.21 Customers. The top twenty customers of the Company Business (each, a “Significant Customer”) by gross revenue paid or payable by such Significant Customer to the Company for the ten months ended July 31, 2005, with the revenue recorded by the Company Business for each such Significant Customer for such period, are listed on Schedule 3.21 of the Company Disclosure Schedule.

3.22 Limitation on Warranties. None of the Company, Merritt or Hawkins, individually, or any shareholder, Affiliate, officer, director, employee or representative of the Company or any other Person makes any representation or warranty with respect to any projections, forecasts or forward looking information provided to Parent or its agents with respect to the Company. There is no guarantee that any projected or forecasted results will be achieved.

3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and statements made in a closing certificate delivered pursuant to this Agreement, neither the Company, Merritt or Hawkins individually, nor any agent, Affiliate, officer, director, employee or Representative of the shareholders, nor any other person, makes or shall be deemed to make any other representations or warranty to Parent or their Affiliates, on behalf of the Company, Merritt, Hawkins or the shareholders. Parent shall only be entitled to rely upon the representations, warranties or statements that are contained in this Agreement (including the exhibits and schedules hereto) and statements made in a closing certificate delivered pursuant to this Agreement, and

(in the absence of fraud, or criminal conduct or intentional misconduct) Parent will not have any right or remedy arising out of any other representation, warranty or statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct on and as of the date of this Agreement and shall be true and correct at all times through the Closing Date:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements. Parent has made available to the Company true and complete copies of the currently effective Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its respective Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing of the Articles of Merger with the Office of the Secretary of State of the State of Texas; (ii) such filings and notifications as may be required to be made by Parent in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company or Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, valid and binding obligations of Parent , enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice, lapse of time or both), or constitute a default, or require the consent, release, waiver or approval of any third party under: (a) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Parent or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) other than as required under the Amended and Restated Credit Agreement dated as of November 16, 2001 by and between the Parent, as Guarantor, and Bank of America, N.A., as Agent, any Contract filed (including by incorporation by reference) with any of the Parent SEC Reports or any other Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent , is not a party to any agreement other than this Agreement and the Merger Sub Ancillary Agreements and agreements with respect to the appointment of registered agents and similar matters.

4.5 Stockholder Consent. No consent or approval of the stockholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

4.6 Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the terms of this Agreement, when issued, will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with the Securities Act, the Exchange Act and state securities laws, and will be free of any Encumbrance.

4.7 Financing. Parent has delivered to the Company true and complete copies of equity and debt financing commitment letters (together with any amendments, renewals or replacements thereof, the “Financing Commitments”), which describe transactions which, if consummated in accordance with the terms and conditions of such Financing Commitments, will provide sufficient funds to enable Parent to consummate the transactions contemplated hereby. The Financing Commitments are in full force and effect, subject to the conditions contained therein. Parent has paid, or will pay in accordance with the terms of the definitive agreements related to the Financing Commitments, all fees due and payable under the Financing Commitments. To its knowledge, Parent is not aware as of the date hereof of any reason that would be reasonably likely to cause the issuers of such Financing Commitments not to fund pursuant to the terms of such Financing Commitments on the Closing Date.

4.8 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Parent or any of its subsidiaries before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Parent, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened; except for such action, suit, arbitration, mediation, proceeding, claim or investigation which could not be reasonably expected to have a Material Adverse Effect on Parent. No labor dispute with the employees of Parent or any of its subsidiaries exists or, to Parent’s knowledge, is threatened, except for such disputes that would not result in a Material Adverse Effect on Parent. To Parent’s knowledge, there is no reasonable basis for any person to assert a claim against Parent based upon Parent’s entering into this Agreement or any Parent Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Parent Ancillary Agreement.

4.9 Compliance with Laws. Parent and its subsidiaries are in compliance in all material respects with all Applicable Law.

4.10 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC and made available to the Company or its representatives complete and correct copies of all forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC since January 1, 2005 (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not or will not at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes) included or incorporated by reference in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statement or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present or will fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

(c) Parent has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with GAAP consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of Parent and its subsidiaries is compared with the existing assets at reasonable intervals in connection with the preparation of annual audits of Parent’s consolidated financial statements and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. Since the Balance Sheet Date, Parent has operated its business in the ordinary course consistent with its past practices, and there has been no change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on Parent.

4.12 No Discussions or Unreported Transactions. Parent has not entered into (and is not in discussions with any Person regarding) a transaction of any nature that, if consummated or publicly disclosed, would be reasonably likely to cause the conditions to closing in Article VII not to be satisfied.

ARTICLE V

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees with Parent as follows:

5.1 Advise of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 7.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 7.2 would not be satisfied or (c) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 7.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2 Maintenance of Business.

(a) The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with Significant Customers, key non-temporary employees, non-temporary independent contractors and others with whom the Company has contractual relations, all in the ordinary course consistent with past practice. If the Company becomes aware of any deterioration in the relationship with any material customer, key non-temporary employee or non-temporary independent contractor, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall use commercially reasonable efforts to promptly restore the relationship.

(b) The Company shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform its other Liabilities when due, subject to good faith disputes over such Liabilities.

(c) The Company shall use commercially reasonable efforts to ensure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3 Conduct of Business. Except as set forth on Schedule 5.3 of the Company Disclosure Schedule, the Company and each Subsidiary shall continue to conduct the Company Business in the ordinary and usual course consistent with its past practices; provided, however, that, except with respect to the matters set forth in subsection (d) below, neither the Company nor any Subsidiary shall, without Parent’s prior written consent (which consent shall not be unreasonably withheld); provide, further, that, with respect to the matters set forth in subsection (d) below, neither the Company nor any Subsidiary shall, without two (2) Business Day’s prior written notice to Parent and the Company:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any material outstanding loans or advances, or (iv) prepay any indebtedness;

(c) other than in the ordinary course of business consistent with past practice, enter into any Company Material Contract with any medical facility or hospital;

(d) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract; provided, however, that the Company has first provided Parent the opportunity to review and comment on the terms and provisions of such Company Material Contract, which comments the Company agrees to consider in good faith;

(e) place or allow the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(f) except in the ordinary course of business consistent with past practices, sell, lease, license, transfer or dispose of any assets material to the Company Business;

(g) except as otherwise specifically contemplated by the terms of this Agreement, (i) pay, or commit to pay, any bonus, increased salary, severance or special remuneration to any officer, director, non-temporary employee or non-temporary independent contractor (except, in the case of employees other than officers of the Company or any Subsidiary, for normal salary increases and bonus payments in the ordinary course of business consistent with past practice), (ii) amend, enter into or extend the term of any employment or consulting Contract with any such person (except, in the case of employees other than officers of the Company or any Subsidiary, for such amendments, entries or extensions in the ordinary course of business consistent with past practice), (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code) or (iv) materially modify any deferred compensation arrangement or plan other than in the ordinary course consistent with past practice;

(h) (i) hire any additional officers or other non-temporary employees, or any consultants or non-temporary independent contractors (except, in the case of employees other than officers of the Company or any Subsidiary, in the ordinary course of business consistent with past practice, including the hiring of employees to fill open positions), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any of those individuals identified on Schedule 5.3(g) hereto, or (iii) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law);

(i) change any of its material accounting policies or methods, except for such changes as may be required by changes in GAAP or Applicable Law, as concurred with the Company’s independent accountants and after notice to Parent;

(j) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the forfeiture of stock from its employees, directors, consultants or contractors pursuant to the terms of the Restricted Stock Plan in connection with the termination of their services), or pay or distribute any cash or property to any of its shareholders or securityholders or make any other cash payment to any of its shareholders or securityholders;

(k) terminate, waive or release any material right or claim;

(l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(m) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(n) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(o) amend its Articles of Incorporation or Bylaws or other comparable charter documents;

(p) except in the ordinary course of business consistent with past practices, license any of its technology or Intellectual Property;

(q) materially change any insurance coverage;

(r) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return (other than, in each case Returns relating to monthly sales Tax filings, monthly payroll Tax filings and state Taxes arising out of the Company’s ongoing voluntary disclosure program, including filing an election to be included in the Streamlined Sales and Use Tax Program) unless copies of such Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing (provided that Parent will not unreasonably withhold or delay its consent to such filing), (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(s) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(t) (i) initiate any material litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any material litigation, action, suit, proceeding, claim or arbitration;

(u) (i) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $200,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(v) materially change the manner in which it extends warranties, discounts or credits to customers;

(w) defer the payment of any accounts payable, or accelerate the collection of or discount, accommodate or otherwise make any concession or take any other action made or taken in order to accelerate or induce the collection of any accounts receivable other than in the ordinary course of business consistent with past practice;

(x) incur (i) any material monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, are or would be classified as capitalized leases; (ii) whether or not so included as liabilities in accordance with GAAP: (A) any obligations to pay the deferred purchase price of property or services and Debt secured by a lien on property owned or being purchased by the Company or any Subsidiary (including Debt arising under conditional sales or other title retention agreements), whether or not such Debt shall have been assumed by the Company or any Subsidiary or is limited in recourse; and (B) obligations in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Debt of another Person of the type described in (i) or (ii)(A) above, or clause (iii) below; or (iii) any obligations to redeem, purchase or otherwise retire or extinguish any of its capital stock at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at another’s option or upon the occurrence of a condition not solely within the control of the Company or its Subsidiaries (for example, redemption from future earnings); or

(y) (i) agree to do any of the things described in the preceding clauses (a)-(x), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the date of this Agreement.

5.4 Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company agrees to make its required filing under the HSR Act within three (3) Business Days of the execution of this Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents. The Company shall promptly inform Parent of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted by a Governmental Authority regarding the transactions contemplated hereby, it is expressly understood that (i) none of Parent, the Company or any of their respective subsidiaries shall be under any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall not be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, the Company or any of their respective subsidiaries or Affiliates, or the holding separate of the capital stock of the Company or any Subsidiary of Parent or the Company.

5.5 Approval of Company Shareholders.

(a) Simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company shall have obtained the Shareholder Approval from each of the Company Shareholders who shall have executed and delivered a Voting Agreement concurrently with the execution of this Agreement, in a manner fully in accordance with, and without violation of, Applicable Law.

(b) Prior to the Closing Date and at the earliest practicable date following the Agreement Date, and in accordance with Applicable Law, the Company’s Articles of Incorporation and Bylaws, each as amended to date, the Company shall solicit written consents from its shareholders (in addition to the Shareholder Approval received in accordance with Section 5.5(a) above) to obtain their approval of this Agreement and the Merger and/or provide notice of the prior receipt of the Shareholder Approval with respect to the Merger. In soliciting such written consent, the Board of Directors of the Company will recommend to the shareholders of the Company that they approve this Agreement and the Merger and shall use its reasonable best efforts to obtain the approval of the shareholders of the Company. The Company will prepare an information statement (the “Information Statement”) with respect to the solicitation of written consents to approve this Agreement, the Merger and related matters and/or the notice of the prior receipt of the Shareholder Approval with respect to the Merger. The Company shall give Parent and its representatives reasonable opportunity to review and comment on the Information Statement and the Company shall consider in good faith any comments that Parent or its representatives have with respect to the Information Statement. Parent shall promptly provide to the Company other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Information Statement. As soon as reasonably practicable after the execution of this Agreement, the Company will distribute the Information Statement to the Company Shareholders. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement and mailing such amendment or supplement to the Company Shareholders.

(c) The Company shall include in the Information Statement a proposal to be voted on by the Company Shareholders (other than “disqualified individuals” within the meaning of Section 280G of the Code and the regulations promulgated thereunder) in accordance with the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or other arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.5(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(d) The Company shall obtain and deliver to Parent, prior to the mailing or delivery to the Company Shareholders of the Information Statement, a Parachute Payment Waiver substantially in the form attached hereto as Exhibit C (“Parachute Payment Waiver”) from each Person who the Company and Parent reasonably agree is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure with respect to the 280G Proposal, and who the Company and Parent reasonably agree might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Schedule 5.5(d) of the Company Disclosure Schedule).

5.6 Novations, Terminations, Amendments, Consents, Authorizations and Notices. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written novations, terminations, amendments, consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation (or Parent) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract, including such terminations, consents and notices listed on Schedules 7.2(f)(A) and 7.2(f)(B) hereof.

5.7 Litigation. The Company shall notify Parent in writing promptly after receiving notice of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such.

5.8 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, shareholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative Transaction; (ii) furnish any nonpublic information regarding the Company to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (iii) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (iv) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (v) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction. If any Company Representatives, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.8(a) to cause such Company Representatives not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.8(a).

(b) The Company shall notify Parent within 24 hours after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent (which notice shall identify the Person or persons making, or considering making such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.9 Access to Information. The Company shall allow, subject to Applicable Laws, Parent and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Mutual Non-Disclosure Agreement between the Company and Parent dated June 20, 2005 (the “Mutual NDA”). In addition, the Company shall, from the date hereof and through the Closing Date, furnish all information concerning the Company and its Subsidiaries as Parent may reasonably request in connection with Parent’s planned audit of the Company Financial Statements, which it intends to commence promptly following the Agreement Date (the “Company Financial Statement Audit”). Without limiting the foregoing, immediately following the execution of this Agreement, the Company shall, and shall cause its accountants to, cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants, necessary for Parent and its agents to perform the Company Financial Statement Audit. The Company Financial Statement Audit shall be performed by KPMG LLP and all fees and expenses incurred in connection with the Company Financial Statement Audit shall be borne by Parent.

5.10 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.11 Notices to Company Shareholders and Employees.

(a) The Company shall timely provide to holders of Company Capital Stock all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under any applicable Contracts and under Applicable Law.

(b) The Company shall, after consultation with Parent, give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, Consolidated Omnibus Budget Reconciliation Act of 1985 and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.12 Financing. The Company agrees to provide Parent with such cooperation in connection with the arrangements of financing contemplated by the Financing Commitments as may be reasonably requested by Parent, including (a) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (b) using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements), (c) assisting Parent in preparing offering memoranda, private placement memoranda and similar documents, (d) providing and executing documents as may reasonably be requested by Parent, including a certificate or certificates of the Chief Executive Officer of the Company with respect to solvency and financial matters and (e) reasonably facilitating the pledge of collateral. The Company shall also use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. The Company shall allow Parent’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditor’s work papers relating to such financial statements.

5.13 Insurance. The Company agrees to provide Parent with such cooperation in connection with obtaining a policy of insurance with respect to the matters set forth on Schedule 9.2(a)(v) as may be reasonably requested by Parent.

5.14 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Parent drafts of the Company Net Debt Certificate and the Spreadsheet as soon as practicable prior to the Closing Date. The Company shall consider in good faith any comments and proposed changes to the drafts of the Company Net Debt Certificate and the Spreadsheet that may be suggested by Parent in the period following delivery thereof but prior to Closing.

ARTICLE VI

PARENT COVENANTS

Except with respect to Parent’s covenants in Sections 6.4, 6.5, 6.6, 6.7, 6.8 and 6.10 of this Agreement (which covenants shall survive the Effective Time in accordance with their terms), during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, Parent covenants and agrees with the Company as follows:

6.1 Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 7.3 would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 7.3 would not be satisfied.

6.2 Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement. Parent agrees to make its required filing under the HSR Act within three (3) Business Days of the execution of this Agreement. Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees with respect to such authorizations, approvals and consents. Parent shall promptly inform the Company of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request and provide a copy of such response to the Company. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its subsidiaries or Affiliates or the Company or any of its Subsidiaries, or the holding separate of the shares of Company Capital Stock or (ii) the imposition of any limitation on the ability of Parent or any of its subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.

6.3 Satisfaction of Conditions Precedent. Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 7.1, 7.2(q) and 7.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

6.4 New York Stock Exchange Listing. Parent shall, prior to the Effective Time, file with The New York Stock Exchange all required documentation with respect to the shares of Parent Common Stock comprising the Adjusted Total Stock Consideration to be issued in the Merger. Parent shall, prior to the issuance of Parent Common Stock comprising the Adjusted Total Earnout Stock Consideration file with The New York Stock Exchange all required documentation with respect to the shares of Parent Common Stock comprising such Adjusted Total Earnout Stock Consideration.

6.5 Registration of Parent Common Stock.

(a) Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Parent Common Stock issued in the Merger (including shares of Parent Common Stock issued pursuant to Section 2.3) but excluding shares of Parent Common Stock issued in the Merger that have been sold or otherwise transferred by the Company Shareholders who initially received such shares in the Merger in violation of this Agreement, the Shareholder Agreement or applicable law. “Registrable Shares” shall include any shares of Parent Common Stock issued to any Holder with respect to any Registrable Shares by way of stock dividend or stock split, or in connection with a combination, recapitalization, reorganization, merger or consolidation of Parent.

(b) Required Registration. Parent shall prepare and file with the SEC a registration statement on Form S-3 (or, if not then qualified to use Form S-3, on Form S-1 or such successor or other appropriate form) under the Securities Act with respect to the Registrable Shares (the “Registration Statement”) on or before March 10, 2006, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as promptly as practicable thereafter. For avoidance of doubt, Parent shall not be obligated to cause more than one (1) Registration Statement to become and remain effective pursuant to and in accordance with the requirements of this Section 6.5. Parent shall deliver to each holder of Registrable Shares, including any permitted transferees reflected in the shareholder records of Parent (each, a “Holder”), in writing at the address set forth in the shareholder records of Parent, notice that such Registration Statement has been declared effective by the SEC within two (2) Business Days following such declaration by the SEC.

(c) Effectiveness; Suspension Right.

(i) Parent will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement continuously (subject to the Suspension Right set forth in Section 6.5(c)(iii)) until the later of (A) the first anniversary of the date of the effectiveness of the Registration Statement and (B) March 10, 2007 (the “Registration Effective Period”), and during such Registration Effective Period, (1) prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement continuously effective and in compliance with the provisions of the Securities Act applicable thereto so as to permit the prospectus forming a part thereof to be current and usable by the Holders for resales of the Registrable Shares at all times during the Registration Effective Period (subject to the occurrence of a Valid Business Reason which would give rise to a Suspension Right pursuant to Section 6.6(c)(iii) below) and (2) take all lawful action such that the Registration Statement and any amendment thereto does not, when it becomes effective, and any prospectus forming a part of the Registration Statement and any amendment or supplement thereto does not, as of the date of delivery to the Holder, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading subject in each case to the following limitations and qualifications.

(ii) Following the date on which the Registration Statement is first declared effective, the Holders will be permitted (subject in all cases to Section 6.6(a) and Section 6.7 below) to offer and sell

Registrable Shares during the Registration Effective Period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended.

(iii) Notwithstanding any other provision of this Section 6.5 but subject to Section 6.6, Parent shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Shares whenever there is a Valid Business Reason (the “Suspension Right”); provided, however, that the foregoing Suspension Right shall not be exercised more than twice during the Suspension Exercise Period (as defined below) and shall continue only until such Valid Business Reason no longer exists but in no event for more than thirty (30) days for each exercise of the right, and the Registration Effective Period shall be extended by the total number of days as to which the Suspension Right is in effect. The Suspension Right shall not be invoked during any period when officers or directors of the Parent are permitted to trade in the Parent’s stock. The “Suspension Exercise Period” shall be the period commencing on the date that the Registration Statement is declared effective and shall end on the date that is the first anniversary of the Closing Date; provided, however, that the Suspension Exercise Period shall be extended by one (1) Business Day for each Business Day that Parent exercises a Suspension Right hereunder.

(d) Expenses. The costs and expenses incurred by Parent in connection with the performance of its obligations pursuant to this Section 6.5 and Section 6.6 including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling shareholders), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees (the “Registration Expenses”) shall be borne by the Holders. Parent may invoice the Holders from time to time for such Registration Expenses and, if the Holders do not pay the Registration Expenses within ten (10) Business Days following the invoice date for such Registration Expenses, then Parent may elect to pay the Registration Expenses, in which case such payment shall be treated hereunder as an indemnifiable Claim of Parent for purposes of Section 9.2(a)(viii).

(e) Indemnification.

(i) To the extent permitted by Law, Parent will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, its officers, directors, shareholders or partners and each person, if any, who controls such shareholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to each such Holder (and its officers, directors, shareholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with the investigating or defending of any such Damages or action; provided, however, that the indemnity agreement contained in this Section 6.5(e)(i) shall not apply to amounts paid in settlement of any Damages, or action if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld; nor shall Parent be liable in any such case for any such Damages, or action to the extent that it arises out of or is based upon (1) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such Holder, or (2) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the prospectus most recently made available by Parent to the Holder as of the date of such sale.

(ii) To the extent permitted by law, each Holder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other shareholder, against any Damages (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such Damages (or action in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of such shareholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of such shareholder to deliver the most current prospectus made available by Parent prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such shareholder expressly for use in the Registration Statement or such Violation is caused by such shareholder’s failure to deliver to the purchaser of the shareholder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to such shareholder by Parent; and such shareholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.5(e)(ii) in connection with investigating or defending any such Damages or action; provided, however, that the indemnity agreement contained in this Section 6.5(e)(ii) shall not apply to amounts paid in settlement of any such Damages or action if such settlement is effected without the consent of the Representatives, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution Liability of such shareholder under this Section 6.5(e)(ii) shall not exceed the net proceeds received by such shareholder in connection with sale of Registrable Shares pursuant to the Registration Statement.

(iii) Each person entitled to indemnification under this Section 6.5(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv) To the extent that the indemnification provided for in this Section 6.5 (e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable, by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement of omission.

6.6 Procedures for Sale of Parent Common Stock.

(a) Notice and Approval of Holders other than Merritt and Hawkins. If any Holder other than Merritt and Hawkins shall propose to sell any Registrable Shares pursuant to the Registration Statement, it shall notify Parent of its intent to do so (including the proposed manner and timing of all sales) at least five (5) full trading days prior to such sale, and the provision of such notice to Parent shall conclusively be deemed to establish and reconfirm an agreement by such shareholder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Holder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such five (5) trading day period, Parent may delay the resale by such Holder of any Registrable Shares pursuant to the Registration Statement by exercising the Suspension Right if permitted to do so; provided, however, that in order to exercise this right, Parent must deliver a certificate in writing to the Holder to such effect not later than the close of business on the second trading day following receipt of any notice from any Holder indicating an intent to sell any Registrable Shares, provided that such notice from such Holder shall have included a working facsimile number for purposes of delivery of such response from Parent. Parent shall keep and hold confidential any information set forth in any notice of a Holder delivered pursuant to this Section 6.6(a).

(b) Notice of Exercise of Suspension Right to Merritt and Hawkins. At any time that Parent shall exercise the Suspension Right pursuant to Section 6.5(c)(iii), Parent shall deliver to Merritt and Hawkins written notice that it is exercising the Suspension Right and shall deliver written notice to such individuals at the time the Suspension Right ceases to be in effect.

(c) Parent Obligations. In connection with the registration of the Registrable Shares, Parent shall use its commercially reasonable efforts to:

(i) during the Registration Effective Period, comply with the provisions of the Securities Act with respect to the Registrable Shares covered by the Registration Statement;

(ii) furnish to each Holder, (A) as soon as reasonably practicable after the Registration Statement is filed with the SEC, one copy of the Registration Statement, each prospectus forming a part of the Registration Statement, and each amendment or supplement thereto, and (B) following the effective date of the Registration Statement, such number of copies of the prospectus and all amendments and supplements thereto and such other documents, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Holder;

(iii) (A) register or qualify the Registrable Shares covered by the Registration Statement under such securities or “Blue Sky” laws of all jurisdictions requiring Blue Sky registration or qualification, (B) prepare and file in such jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times during the Registration Effective Period, (C) take all such other lawful actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Effective Period, and (D) take all such other lawful actions reasonably necessary or advisable to qualify the Registrable Shares for sale in such jurisdictions; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to (I) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.6(c)(iii) or (II) file a general consent to service of process in any such jurisdiction;

(iv) cooperate with the Holders who hold Registrable Shares to facilitate the timely preparation and delivery of certificates for the Registrable Shares and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders reasonably may request and registered in such names as the Holders may request; and, within three (3) Business Days after the Registration Statement is declared effective by the SEC, deliver and cause legal counsel selected by Parent to deliver to the transfer agent for the Registrable Shares (with copies to the Holders) an appropriate instruction and, to the extent necessary, an opinion of such counsel, to facilitate the timely preparation and delivery of such certificates; and

(v) take all such other lawful actions reasonably necessary to expedite and facilitate the disposition by the Holders of their Registrable Shares in accordance with the intended methods therefor provided in the prospectus which are customary under the circumstances, including without limitation providing reasonable assistance in confirming (assuming the same is true) that a Holder is not an Affiliate of the Parent; provided, however, that such reasonable assistance shall not include in any case the preparation or delivery of an opinion of legal counsel with respect to any Holder’s status as an Affiliate; provided, further, that upon the request of a Holder, and in Parent’s sole discretion and at Holder’s sole expense, Parent may elect to prepare and deliver such an opinion of legal counsel.

6.7 Obligations of the Holders. In connection with the registration of the Registrable Shares, the Holders shall have the following obligations, which obligations shall be several and not joint:

(a) Prior to the first anticipated filing of the Registration Statement under Section 6.5 hereof, each Holder shall provide Parent with such information as may be required by Section 507 of Regulation S-K of the

Securities Act, together with whatever confirmations, information requests, certificates or consents as may reasonably be requested by Parent.

(b) Each Holder by its acceptance of the Registrable Shares agrees to cooperate with Parent in connection with the preparation of the Registration Statement under Section 6.5 hereof.

(c) As promptly as practicable after becoming aware of such event, the relevant Holder shall notify Parent of the occurrence of any event, as a result of which the material submitted by such Holder for inclusion in the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Holder agrees that, following receipt of any notice from Parent of the occurrence of any event of the kind described in Section 6.6(a) and/or 6.6(b), it shall not dispose of Registrable Shares pursuant to the Registration Statement covering such Registrable Shares and, if so directed by Parent, such Holder shall deliver to Parent (at the expense of Parent) or destroy (and deliver to Parent a certificate of destruction) all copies in such Holder’s possession, of the prospectus, as amended or supplemented, covering such Registrable Shares current at the time of receipt of such notice.

6.8 Indemnification of Officers and Directors.

(a) Parent agrees that the indemnification obligations set forth in the Company’s Articles of Incorporation and Bylaws in effect on the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Applicable Law.

(b) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to the indemnification agreements with the Company’s directors and officers existing and in effect on the date hereof and set forth on Schedule 6.8(b) of the Company Disclosure Schedule.

(c) Prior to the Closing, the Company shall, at its option, be permitted to purchase a prepaid insurance and indemnification policy (which payment shall be treated as a Merger Expense) providing the Company’s current directors and officers with coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policies (true and complete copies which have been previously provided by the Company to Parent), which prepaid insurance policy may provide such directors and officers with such coverage for a period of up to six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If the Company so elects to obtain D&O Insurance, following the Effective Time, Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

6.9 Disclosure Memorandum. Parent shall, to the extent it deems it appropriate or required by Applicable Law in its reasonable discretion, provide to the Company for inclusion with the Company’s mailing to the Type 2 Shareholders of the Information Statement pursuant to Section 5.5(a) of this Agreement a disclosure memorandum that, in combination with the information set forth in the Information Statement, complies with Regulation D of the Securities Act and any applicable state securities laws.

6.10 Employee Benefit Matters. Commencing on the Closing Date and continuing through December 31, 2005, except as otherwise contemplated by the employment agreements to be executed by certain Company employees pursuant to the terms of this Agreement, Parent shall cause the Surviving Corporation to continue to maintain the Company’s employee compensation levels, benefit plans, programs, policies, and arrangements currently in effect (including but not limited to the Company’s retention, severance and termination agreements).

Parent shall cause each employee benefit plan of Parent that is made available to employees of the Company and its Subsidiaries after the Closing Date to recognize each employee’s tenure with the Company and its Subsidiaries for purposes of eligibility, vesting and retirement (but not for purposes of benefit accrual), and for purposes of determining the amount of benefits under any applicable sick leave, vacation, severance or other welfare plan, in each case, to the extent permitted under the terms of such plan or plans as of the Agreement Date. Parent shall cause to be waived all limitations as to preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any plan of Parent and its Affiliates that is a healthcare plan and in which such employees are eligible to participate after the Closing Date, to the extent such limitation or exclusion was waived or such waiting period was satisfied under any healthcare plan maintained for such employees by the Company immediately prior to the Closing Date, in each case, to the extent permitted under the terms of such plan or plans as of the Agreement Date. Parent shall cause each healthcare plan of Parent and its Affiliates that is made available to employees of the Company and its Subsidiaries after the Closing Date to provide each such employee with credit for any co-payments, deductibles and any other out-of-pocket expenses paid under any healthcare plan of the Company and its Subsidiaries in satisfying any applicable deductible or out-of-pocket requirements of such plan of Parent and its Affiliates, in each case, to the extent permitted under the terms of such plan or plans as of the Agreement Date.

ARTICLE VII

CONDITIONS TO CLOSING OF MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Articles of Merger in connection with the Closing, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained.

(b) Company Shareholder Approvals. The Shareholder Approval shall have been obtained.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d) Amended and Restated Registration Rights Agreement. Parent and the Company shall have received the Amended and Restated Registration Rights Agreement, in substantially the form attached hereto as Exhibit D, executed by Parent, Designated Holders (as defined in the Registration Rights Agreement dated as of November 16, 2001, as amended (the “Parent Registration Rights Agreement”)) holding more than 50% of the Registrable Securities (as defined in the Parent Registration Rights Agreement), Merritt and Hawkins.

(e) Company 2005 Budget. Parent and the Company shall have agreed to the Company 2005 Budget.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement other than the Fundamental Company Representations shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the

Closing Date as though made on and as of the Closing Date, except for changes contemplated by, or permitted under, this Agreement, and except where the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and the Fundamental Company Representations shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by of the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(d) Dissenting Shareholders. Holders of not more than seven percent (7%) of the issued and outstanding Company Capital Stock as of the Closing, and no Type 2 Shareholder, shall have elected to, or continue to have contingent rights to, exercise dissenters’ rights under Texas Law as to such shares.

(e) Shareholder Agreements; Securities Act Compliance. (i) Parent shall have received, a Shareholder Agreement, in the form attached hereto as Exhibit E-1 (the “Type 2 Shareholder Agreement”), completed and executed by each of the Type 2 Shareholders (other than holders of Dissenting Shares), (ii) Parent shall have received a Shareholder Agreement, in the form attached hereto as Exhibit E-2 (the “Type 1 Shareholder Agreement” and, together with the Type 2 Shareholder Agreement, the “Shareholder Agreements”), completed and executed by each of the Type 1 Shareholders (other than holders of Dissenting Shares), (iii) none of the Type 2 Shareholders shall have failed to certify that they are an “accredited investor” (as such term is defined in Regulation D of the Securities Act) in such Shareholder Agreements, (iv) Parent shall not have a reasonable belief that the representations of each such Company Shareholder set forth in such Shareholder Agreements are not true and correct and (v) Parent shall have reasonably concluded that the issuance of Parent Common Stock in the Merger complies with the requirements of Regulation D of the Securities Act.

(f) Contract Terminations and Third Party Notices and Consents. Parent shall have received evidence reasonably satisfactory to Parent of: (i) the termination of each of the Contracts listed or described on Schedule 7.2(f)(A); and (ii) the required consent of, or required delivery of notice to, the third parties (other than the Company or any Subsidiary) to each of the Contracts listed or described on Schedule 7.2(f)(B) hereto (with such consents and notices being in form and substance reasonably satisfactory to Parent).

(g) Resignations of Directors and Officers. Except as otherwise determined by Parent, the persons holding the positions of a director or officer of the Company or any Subsidiary, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time or, with respect to officers, the boards of directors of the Company and its Subsidiaries shall have taken all action necessary to properly remove such officers from office.

(h) Spreadsheet. Parent shall have received the Spreadsheet from the Company and a certificate executed on behalf of the Company by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that (i) such Spreadsheet is true, correct and complete, (ii) the Spreadsheet accurately sets forth, as of the Closing Date, the name of each Person that is the registered owner of any shares of Company Capital Stock and the number and kind of shares so owned by such Person and (iii) the shares of Company Capital Stock disclosed in the Spreadsheet are, as of the Closing Date, free and clear of any Encumbrances created by the Articles of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Spreadsheet is not accurate.

(i) Section 280G Approval. The 280G Proposal shall have been subject to a vote by the Company Shareholders as required by Section 5.5(c), and each “disqualified individual” set forth on Schedule 5.5(d) of the Company Disclosure Schedule shall have agreed pursuant to the terms of the Parachute Payment Waiver, to, and shall, forfeit any payments that would be non-deductible if the shareholder approval described in Section 5.5(c) is not obtained.

(j) Good Standing Certificates. Parent shall have received a certificate from the Office of the Secretary of State of the State of Texas and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing. Parent shall have received a certificate from the Secretary of State of the state of incorporation or formation of each of the Subsidiaries and each other State in which each such Subsidiary is qualified to do business as a foreign corporation certifying that each such Subsidiary is in good standing.

(k) FIRPTA. Parent shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Parent, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(l) Opinion of the Company’s Counsel. Parent shall have received an opinion dated the Closing Date of Jones Day, counsel to the Company, in substantially the form attached hereto as Exhibit F.

(m) Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (i) Articles of Incorporation, (ii) Bylaws, (iii) board resolutions approving the Merger and adopting this Agreement and resolving to recommend this Agreement to the holders of Company Capital Stock, (iv) shareholder consents or resolutions adopting this Agreement and approving the Merger and (v) other matters which Parent may reasonably request to facilitate the adoption of this Agreement and the consummation of the transactions contemplated hereby.

(n) Termination of Security Interests. Parent shall have received (i) copies of UCC-2 or UCC-3 termination statements duly authorized by each Person holding a security interest in any assets of the Company or any Subsidiary as of the Closing Date terminating any and all such security interests and (ii) evidence reasonably satisfactory to Parent that all Encumbrances (other than Permitted Encumbrances) on the assets of the Company and its Subsidiaries shall have been released prior to, or shall be release simultaneously with, the Closing.

(o) Company Net Debt Certificate. Parent shall have received the Company Net Debt Certificate.

(p) Employee Matters. (i) Each of the Employment Agreements executed by each of Merritt and Hawkins on the Agreement Date shall remain in full force, no action shall have been taken by the parties thereto to rescind such document and neither Merritt nor Hawkins shall have ceased to be employed by the Company or expressed an intention to terminate his employment with the Company and (ii) each of the employees of the Company identified on Schedule 7.2(p) hereto shall have executed and delivered to Parent a severance and noncompetition agreement in substantially the form attached hereto as Exhibit G and no such employee shall have ceased to be employed by the Company or expressed an intention to terminate his or her employment with the Company.

(q) Insurance. Parent shall have obtained an insurance policy reasonably satisfactory to Parent, with a minimum coverage amount of not less than $27,000,000 and with a retention amount not to exceed $5,000,000, insuring against any losses with respect to the matters set forth on Schedule 9.2(a)(v).

(r) Sales Tax Amnesty. The Company shall have (i) caused Staff Care, Inc. and Merritt, Hawkins & Associates, Inc. to take all necessary steps (including filing applicable registrations) to obtain amnesty under the Streamlined Sales and Use Tax Agreement (adopted November 12, 2002 and as amended November 19, 2003, November 16, 2004 and April 16, 2005) in states participating in the Streamlined Sales and Use Tax Agreement, including but not limited to, Ohio, Iowa and South Dakota and (ii) satisfied all applicable requirements to receive amnesty under the Streamlined Sales and Use Tax Agreement in the states of Ohio, Iowa and South Dakota.

(s) Representative Fund. The Representatives shall have delivered a written notice to Parent setting forth the name of the financial institution to hold the Representative Fund on behalf of the Company Shareholders (other than holders of Dissenting Shares) and delivery instructions for such funds or, alternatively, a written notice that the Representatives shall have determined that the Representative Fund is not to be funded by Parent.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement other than the Fundamental Parent Representations shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by, or permitted under, this Agreement, and except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on Parent and it subsidiaries, taken as a whole; and the Fundamental Parent Representations shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c) Insurance. The insurance policy described in Section 7.2(q) shall include a provision reasonably acceptable to the Company and its counsel, waiving any right of the insurer to be subrogated against the Company or any of its Subsidiaries, or any of their respective shareholders, members, partners, directors, officers, employees and representatives, and Parent shall have delivered a copy of such policy to the Company.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

8.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on the earlier of: (i) the fiftieth (50th) day following the date on which both the Company and Parent shall have made all of the required filings under the HSR Act in compliance with Sections 5.4 and 6.2, respectively, or (ii) December 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Parent, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (ii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors in connection therewith does not within five (5) Business Days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, shareholders or Affiliates; provided, however, that (i) the provisions of this Section 8.3, Section 8.4 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein or its obligations under the Mutual NDA.

8.4 Fees and Expenses. Except as set forth in Section 8.4(b) or as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) and, at the time of such termination, (i) Parent shall not have obtained either the financing contemplated by the Financing Commitments or alternative financing in an amount sufficient to consummate the Merger, (ii) the Company has satisfied or is capable of satisfying the conditions set forth in Sections 7.1 and 7.2 hereof and (iii) the Company has satisfied its obligations pursuant to Section 5.12 hereof, then within two (2) Business Days following the date of such termination, Parent shall pay the Company an amount equal to $500,000.

(c) The parties agree that the agreement contained in Section 8.4(b) and the payment contemplated thereby is an integral part of the transactions contemplated by this Agreement and that such payment represents the damages that the Company will incur if the conditions giving rise to such payment shall occur and constitute liquidated damages and not a penalty and represent the sole and exclusive remedy of the Company in the circumstances contemplated by such payment event.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

9.1 Survival. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule and the certificates of the Company delivered pursuant to Section 7.2 shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the representations and warranties of the Company contained in Section 3.3, Section 3.4 and Section 3.7 shall remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations;

provided, however, that for tax filings for which no statute of limitations is applicable, the survival period shall be three years from the date hereof; provided, further, however, that no right to indemnification pursuant to this Article IX in respect of any Claim (as defined herein) based upon any failure of a representation or warranty that is set forth in a Notice of Claim (as defined herein) delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person under this Article IX or otherwise to seek recovery of Damages arising out of any fraud, criminal conduct or intentional misconduct by the Company until the expiration of the applicable statute of limitations with respect thereto. If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide by their terms that they are to be performed after the Effective Time including but not limited to Parent’s obligations pursuant to Sections 2.3 and 6.4-6.8, inclusive, and Section 6.10); provided, however, that no right to indemnification pursuant to this Article IX in respect of any Claim based upon any breach of a covenant shall be affected by the expiration of such covenant. If the Merger is consummated, the representations and warranties of Parent and Merger Sub contained in this Agreement and the certificates of Parent delivered pursuant to Section 7.3 shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the representations and warranties of the Parent contained in Sections 4.2 and 4.11 shall remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations.

9.2 Indemnification of the Parent Indemnified Persons.

(a) If the Merger is consummated, each Company Shareholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Parent and its officers, directors, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities and expenses, (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (collectively, “Fees”) (hereinafter collectively, including any Fees, referred to as “Damages”), directly or indirectly arising out of or resulting from:

(i) except with respect to the matters covered by Sections 9.2(a)(iv)-(vi) below, any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(ii) except with respect to the matters covered by Sections 9.2(a)(iv)-(vi) below, any failure of any certification, representation or warranty made by the Company pursuant to Section 7.2 to be true and correct as of the date such certificate is delivered to Parent;

(iii) any breach of any of the covenants or agreements made by the Company in this Agreement;

(iv) all Pre-Closing Taxes, any failure of the representations and warranties set forth in Section 3.7 to be true and correct as of the date of this Agreement and as of the Closing Date and any matter set forth on Schedule 3.7 of the Company Disclosure Schedule or that is or would be an exception to the representations and warranties made in Section 3.7 (or any other provision of this Agreement relating to Taxes), other than the matters set forth on Schedule 9.2(a)(v) and on Schedule 9.2(a)(vi);

(v) the matters set forth on Schedule 9.2(a)(v);

(vi) the matters set forth on Schedule 9.2(a)(vi);

(vii) any Indemnifiable Merger Expenses;

(viii) any Registration Expenses as to which Parent is entitled to indemnity pursuant to Section 6.5(d);

(ix) any inaccuracies in the Company Net Debt Certificate; or

(x) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Article II upon the exchange of such Dissenting Shares.

(b) In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct for purposes of this Article IX only, any materiality standard or materiality qualification (including a Material Adverse Effect standard or qualification) contained in such representation or warranty shall be disregarded.

(c) In addition to, and without limiting the foregoing but expressly subject to the limitations contained elsewhere herein, including in Section 9.3, if the Merger is consummated each of Merritt and Hawkins shall, severally and not jointly, in accordance with their pro rata ownership of all Company Capital Stock held by Merritt and Hawkins as of the Effective Time (as between the two of them), indemnify and hold harmless each Parent Indemnified Person from and against any and all Claims and Damages that are not recovered by such Parent Indemnified Persons in their entirety from the Holdback Amount and/or the Applicable Earnout Amount.

9.3 Limitations.

(a) If the Merger is consummated, except in the case of fraud, criminal conduct or intentional misconduct:

(i) In no event shall the total recovery of the Parent Indemnified Parties for Damages pursuant to Sections 9.2(a)(i)-(iii) and (v)-(x) exceed $15,000,000; provided, however, that in no event shall the total recovery of the Parent Indemnified Parties for Damages pursuant to Sections 9.2(a)(v) exceed $5,000,000 in the aggregate (the “General Representations and Warranties Cap”).

(ii) In no event shall the total recovery of the Parent Indemnified Parties for Damages pursuant to Section 9.2(a)(iv) exceed $15,000,000 (the “Tax Representations and Warranties Cap”).

(iii) The sole and exclusive remedy of the Parent Indemnified Parties against the Company Shareholders (other than Merritt and Hawkins) for Damages pursuant to Section 9.2(a) shall be recovery from the Holdback Amount and the Applicable Earnout Amount subject to the limitations herein. In addition, if the Parent Indemnified Parties have Claims for which recourse to the Holdback Amount and Applicable Earnout Amount is not available, then they may recover such Claims from Merritt and Hawkins subject to the additional limitations set forth in Schedule 9.3(a)(iii).

(iv) In no event shall the total recovery of the Shareholder Indemnified Parties for Damages pursuant to Section 9.4 exceed $15,000,000. Notwithstanding anything contained herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any Shareholder Indemnified Parties for any Damages pursuant to this Article IX until the aggregate amount of Damages exceeds $1,000,000 (the “Parent Basket”) and then Parent and/or the Surviving Corporation shall be liable for only those Damages in excess of $1,000,000; provided, however, that this limitation shall not apply to any Claim involving fraud, criminal conduct or intentional misconduct.

(b) Notwithstanding anything contained herein to the contrary, the Company Shareholders shall not be liable to any Parent Indemnified Person for any Damages pursuant to this Article IX unless and until the Damages (excluding any and all Fees associated therewith) associated with any single event for which any Parent Indemnified Person shall seek indemnification pursuant to this Article IX shall exceed $25,000, in which case the Company Shareholders shall be liable for all of the Damages associated with such Claim; provided, however, that the Company Shareholders shall not be liable to any Parent Indemnified Person for any Damages (i) pursuant to

Section 9.2(a)(i) and Section 9.2(a)(ii) hereof with respect to breaches of representations and warranties set forth in Sections 3.6, 3.10(a), 3.10(c) and 3.10(e) unless and until the Damages (excluding any and all Fees associated therewith) associated with any single event for which any Parent Indemnified Person shall seek indemnification with respect to such breach shall exceed $100,000; (ii) pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iii) hereof with respect to breaches of representations and warranties set forth in Sections 3.10(l) or breaches of covenants set forth in Section 5.3(a) and 5.3(c) unless and until the Damages (excluding any and all Fees associated therewith) associated with any single event for which any Parent Indemnified Person shall seek indemnification with respect to such breach shall exceed $200,000; and (iii) pursuant to Section 9.2(a)(i) and Section 9.2(a)(ii) hereof with respect to breaches of the representations and warranties set forth in Section 3.8(a) unless and until the Damages (excluding any and all Fees associated therewith) associated with any single event for which any Parent Indemnified Person shall seek indemnification with respect to such breach shall exceed $250,000; provided, further, however, that the limitations set forth in this Section 9.3(b) shall not apply to any Claim: (i) involving fraud, criminal conduct or intentional misconduct; or (ii) made pursuant to Sections 9.2(a)(vi), (vii) and (viii). The Damages associated with any Claim that does not meet the foregoing requirement shall be ignored for purposes of determining whether the Basket has been satisfied pursuant to Section 9.3(c) below.

(c) Notwithstanding anything contained herein to the contrary, the Company Shareholders shall not be liable to any Parent Indemnified Person for any Damages pursuant to this Article IX until the aggregate amount of the Damages (in each case, after first meeting the requirements of Section 9.3(b) above) exceeds $1,000,000 (the “Basket”) and then the Company Shareholders shall be liable for only those Damages in excess of $1,000,000; provided, however, that this limitation shall not apply to any Claim: (i) involving fraud, criminal conduct or intentional misconduct; (ii) made pursuant to a breach of the representations and warranties set forth in Sections 3.4 or 3.8; or (iii) made pursuant to Sections 9.2(a)(iv)-(x).

(d) Notwithstanding anything contained herein to the contrary, “Damages” with respect to any Claim shall be reduced by: (i) the amount of any insurance proceeds actually received by any Parent Indemnified Person with respect to such Claim (including any available medical malpractice insurance); (ii) in the case of any Claim pursuant to Section 9.2(a)(iv), the amount of any reserve or accrual relating to income Taxes and/or payroll Taxes as shall be set forth on the financial books and records of the Company at the Effective Time relating to the period in which the Closing shall occur, in each case to the extent, and only to the extent, that such reserve or accrual shall relate specifically to the subject matter of the Claim; provided that such reserves and accruals shall be established by the Company in the ordinary course consistent with its past practice; and provided further that none of such reserves and accruals shall relate to any of the matters identified on Schedule 3.7; and provided further that in no event shall the aggregate amount of such reserves or accruals exceed $1,200,000 at the Effective Time; (iii) the amount of any Tax benefit actually realized by a Parent Indemnified Person with respect to such Damages; and (iv) the amount of any recoveries actually obtained by a Parent Indemnified Person from any third party with respect to Claim for Damages. Parent shall use commercially reasonable efforts to mitigate its Damages, including pursuing insurance and other claims against third parties; provided that Parent’s efforts shall not be unduly costly or unduly burdensome.

(e) If the Merger is consummated, except in the case of fraud, criminal conduct or intentional misconduct, recovery of the Parent Indemnified Parties for Damages pursuant to this Article IX shall be the sole and exclusive remedy of the Parent Indemnified Parties at law or equity in connection with the Company, the Company Shareholders, this Agreement or the transactions contemplated hereby.

(f) Parent agrees that it shall first seek recourse against the Holdback Amount for Claims under this Article IX prior to seeking recourse against the Applicable Earnout Amount, and shall only seek recourse against the Applicable Earnout Amount following the depletion of the Holdback Amount. Parent further agrees that it shall only seek recourse against Merritt and/or Hawkins in their personal capacities pursuant to Section 9.2(c) at such time as the Holdback Amount and the Applicable Earnout Amount shall be fully depleted or unavailable to satisfy Claims under this Article IX.

(g) Notwithstanding anything contained herein to the contrary, except for breaches of the representations and warranties set forth in Section 3.8(a), “Damages” shall not include any claim or action against the Company or any of its Subsidiaries related to, arising out of or involving medical malpractice.

9.4 Indemnification of the Shareholder Indemnified Persons. If the Merger is consummated, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless the Shareholder Indemnified Persons from and against any and all Damages imposed upon or incurred by any Shareholder Indemnified Person after the Closing in connection with, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty made by Parent or Merger Sub in Article IV, in any other transaction document, or in any certificate delivered by or on behalf of Parent or Merger Sub to the Company in connection with this Agreement or any other transaction document; or

(b) any nonfulfillment or breach of any covenant or agreement: (i) made by Parent or Merger Sub under this Agreement or any other transaction document; or (ii) made by the Surviving Corporation under this Agreement or any other transaction document and, in the case of this clause (ii), which is required to be performed at or after the Closing.

9.5 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person by a Company Shareholder for Damages under this Article IX.

(b) Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent shall give written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to the Representatives after Parent becomes aware of the existence of any potential claim by an Parent Indemnified Person for indemnification from the Company Shareholders under this Article IX, arising from or relating to:

(i) Any matter specified in Section 9.2; or

(ii) the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Parent or such other Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.2.

The period during which claims may be initiated (the “Claims Period”) for indemnification under this Article IX shall commence at the Effective Time and terminate on the Expiration Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of or resulting from: (i) fraud, criminal conduct or intentional misconduct; (ii) any failure of any of the representations and warranties contained in Section 3.3, Section 3.4, or Section 3.7 (or any other provision of this Agreement relating to Taxes) to be true and correct as aforesaid; or (iii) the indemnities contemplated by Sections 9.2(a)(iv) and (v) shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representatives prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Parent in giving the Representatives a Notice of Claim shall relieve the Representatives or any Company Shareholder from any of its obligations under this Article IX unless (and then only to the extent that) the Representatives or the Company Shareholders are materially prejudiced thereby.

9.6 Defense of Third-Party Claims.

(a) Parent shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b) The Representatives shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representatives does not affect any privilege relating to the Parent Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Representatives, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representatives shall have objected within 20 days after a written request for such consent by Parent.

9.7 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 9.5 shall contain the following information:

(i) that Parent or another Parent Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall be required to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to Liability for Damages to such Parent Indemnified Person under this Article IX);

(ii) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated Liability, and the specific nature of the breach to which such item is related; and

(iii) a statement that: (A) the Claims identified in such Notice of Claim (together with Claims set forth in all Notices of Claims theretofore delivered), individually or in the aggregate, do not satisfy the Basket; (B) the Claims identified in such Notice of Claim (together with Claims set forth in all Notices of Claims theretofore delivered), individually or in the aggregate, satisfy the Basket; or (C) that the Basket does not apply to such Claims.

9.8 Resolution of Notice of Claim. Each Notice of Claim given by Parent shall be resolved as follows:

(a) If, within ten (10) Business Days after a Notice of Claim is received by the Representatives, the Representatives do not contest such Notice of Claim in writing to Parent, the Representatives shall be conclusively deemed to have consented, on behalf of all Company Shareholders, to the recovery by the Parent Indemnified Person of the full amount of Damages (subject to the limits contained in this Article IX) specified in the Notice of Claim in accordance with this Article IX, including the forfeiture of all or a portion of the Holdback Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Shareholders for such amount in any court having jurisdiction over the matter where venue is proper. Upon the expiration of such ten (10) Business Day period, if Parent has not received a notice of Contested Claim pursuant to Section 9.8(b), Parent shall be entitled to deduct from the Holdback Amount and/or withhold from any Applicable Earnout Amount owed to the Company Shareholders pursuant to Section 2.3 the amount set forth in the Notice of Claim.

(b) If the Representatives gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the ten (10) Business Day period specified in Section 9.8(a) above, then Parent and the Representatives shall attempt in good faith for ten (10) Business Days after Parent’s receipt of such notice to resolve such objection. If Parent and the Representatives shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(c) If no such agreement can be reached during such ten (10) Business Day period either Parent or the Representatives may bring suit in the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware. The decision of the trial court shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(d) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 9.8(d), in any suit hereunder in which any claim or the amount thereof stated in a Notice of Claim is at issue, Parent shall be deemed to be the non-prevailing party unless the trial court awards Parent more than one-half of the amount in dispute, in which case the Company Shareholders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and fees and the expenses and fees of the prevailing party, including attorney’s fees and costs, reasonably incurred in connection with such suit. The resolution of any objections to claims set forth in a Notice of Claim delivered to the Representatives following the Expiration Date shall be conducted in accordance with the procedures set forth in this Section 9.8.

9.9 Release of Remaining Holdback Amount. Within ten (10) Business Days following the Expiration Date, Parent shall deliver to the Company Shareholders at the address set forth in their respective Letters of Transmittal all of the remaining Holdback Amount (if any) in excess of any Holdback Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representatives before the Expiration Date. If any Claims are unresolved, unsatisfied or disputed as of the Expiration Date, then Parent shall retain possession and custody of that portion of the Holdback Amount that equals the total maximum amount of Damages then being claimed by Parent Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, Parent shall deliver to the Company Shareholders all of the remaining Holdback Amount (if any) not required to satisfy such Claims. Once the Holdback Amount (or any portion thereof) is delivered to the Company Shareholders, Parent will have no right to make any claim against or recovery from such delivered amount.

9.10 Tax Consequences of Indemnification Payments. All payments (if any) made to an Parent Indemnified Person pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

9.11 Appointment of Representatives.

(a) By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof, each Company Shareholder shall be deemed to have irrevocably appointed the Representatives as the representatives of the Company Shareholders and as the attorneys-in-fact and agents for and on behalf of each Company Shareholder with respect to claims for indemnification under this Article IX, the taking by the Representatives of any of any and all actions set forth in Section 2.3 and the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives under this Agreement, including the exercise of the power to: (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Parent Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (ii) authorize the release or delivery to Parent of all or a portion of the Holdback Amount in satisfaction of indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article IX (including by not objecting to such claims); (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (A) indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article IX or (B) any dispute between any Parent Indemnified Person and any such holder, in each case relating to this Agreement; (iv) receive notices and take such actions as may be necessary or desirable pursuant to Section 2.3; (v) administer the Representative Fund under the terms of Section 9.11(b); and (vi) take all actions necessary or appropriate in the judgment of the Representatives for the accomplishment of the foregoing. The Representatives shall have authority and power to act on behalf of each Company Shareholder with respect to the disposition, settlement or other handling of all claims under this Article IX and all rights or obligations arising under Section 2.3 or this Article IX. The Company Shareholders shall be bound by all actions taken and documents executed by the Representatives in connection with Section 2.3 (including, if applicable, the engagement letter of the Independent Accountant) or this Article IX, and Parent and other Parent Indemnified Persons shall be entitled to rely on any action or decision of the Representatives. For this purpose, the decision of both of the Representatives acting together or the decision of either of the Representatives acting individually shall be deemed to be the “decision of the Representatives” for purposes of this Agreement and Parent and the other Parent Indemnified Persons shall be entitled to rely on any such “decision of the Representatives.” The individuals serving as the Representatives may be replaced from time to time by the holders of a majority in interest of the Holdback Amount then on deposit with Parent upon not less than ten (10) days’ prior written notice to Parent. No bond shall be required of the Representatives, and the Representatives shall receive no compensation for their services. Notices or communications to or from the Representatives shall constitute notice to or from each of the Company Shareholders.

(b) The Representatives may incur out-of-pocket expenses (including reasonable attorney’s fees and court costs) on behalf of the Company Shareholders in their capacity as Representatives, including with respect to the determination of the Applicable Earnout Amount pursuant to Section 2.3 hereof and the indemnification obligations of the Company Shareholders under Section 9.2(a) hereof (collectively, the “Representative Expenses”). If not paid directly to the Representatives by the Company Shareholders, the Representative Expenses will be paid out of the Representative Fund and thereafter the Representative Expenses may be recovered from any Holdback Amount to be distributed to the Company Shareholders (and not distributed or distributable to any Parent Indemnified Person or subject to a pending indemnification claim of any Parent Indemnified Person) following the Expiration Date, provided, that, the Representative shall have delivered a notice to Parent not less than five (5) Business Days prior to the Expiration Date setting forth the amount of such Representative Expenses to be paid to the Representatives, and such recovery will be made from the Company Shareholders according to their respective Pro Rata Shares. The Representatives shall cause any balance remaining in the Representative Fund at the Expiration Date to be promptly distributed to the Company Shareholders according to their Pro Rata Share; provided that the Representatives shall be entitled to retain any portion of the Representative Fund required to fund Representative Expenses related to unresolved Claims.

(c) In performing the functions specified in this Agreement, the Representatives shall not be liable to any Company Shareholder in the absence of gross negligence or willful misconduct on the part of the Representatives. Each Company Shareholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representatives from and against any loss, Liability or expense incurred without gross negligence or willful misconduct on the part of the Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder, including any Representative Expenses.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Texas. Except with respect to the dispute resolution mechanism set forth in Section 2.3(b)(v), the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware, solely with respect to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceedings for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of Delaware.

10.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.5 Other Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 10.6 at any time before or after adoption of this Agreement by the Company Shareholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent , by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.8:

If to Parent or Merger Sub:

AMN Healthcare Services, Inc.

12400 High Bluff Drive

San Diego, CA 92130

Attention: General Counsel

Fax No.: (858) 509-3587

with a copy to:

AMN Healthcare Services, Inc.

12400 High Bluff Drive

San Diego, CA 92130

Attention: Chief Executive Officer

Fax No.: (877) 282-0384

with further copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Attention: Steven J. Tonsfeldt

Fax No.: (650) 324-0638

If to the Company:

The MHA Group, Inc.

5001 Statesman Drive

Irving, TX 75063

Attention: Chief Executive Officer

Fax No.: (469) 524-1475

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, GA 30309-4530

Attention: Timothy Mann, Jr.

Fax No.: (404) 541-3282

with further copy to:

Jones Day

2727 North Harwood Street

Dallas, TX 75201

Attention: Sally Crawford

Fax No.: (214) 969-5100

If to Messrs. Merritt or Hawkins, either in their individual capacity or in their capacity as Representatives:

James C. Merritt

4708 Byron Circle

Irving, Texas 75038

Fax No.: (469) 524-1475

Joseph E. Hawkins

5409 Thistle Hill Circle

Flower Mound, Texas 75022

Fax No.: (469) 524-1475

10.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that Article IX is intended to benefit the Parent Indemnified Persons.

10.11 Public Announcement. Parent and the Company have agreed on the form of joint press release announcing the execution of this Agreement. The Company shall not, and the Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written consent of Parent, unless required by law (in which case the Company shall, prior to any such disclosure and subject to Applicable Law, give notice to Parent that such disclosure or public statement is required by law and shall reasonably consult with Parent regarding the nature, content and timing of any such disclosure or public statement) and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Shareholders and other third parties contemplated by this Agreement. Notwithstanding anything contained herein, Parent may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Parent may, in its reasonable discretion, determine.

10.12 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.13 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, THE COMPANY AND THE REPRESENTATIVES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY AND THE REPRESENTATIVES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMN HEALTHCARE SERVICES, INC.		THE MHA GROUP, INC.

By:	/s/ Susan R. Nowakowski	By:	/s/ James C. Merritt

Name:	Susan R. Nowakowski	Name:	James C. Merritt

Title:	Chief Executive Officer & President	Title:	Secretary

COWBOY ACQUISITION CORP.		JAMES C. MERRITT (in the capacities set forth in the preamble to this Agreement)

By:	/s/ Susan R. Nowakowski	/s/ James C. Merritt

Name:	Susan R. Nowakowski

Title:	Chief Executive Officer & President
JOSEPH E. HAWKINS (in the capacities set forth in the preamble to this Agreement)

/s/ Joseph E. Hawkins

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

SCHEDULE I-3

TOTAL CONSIDERATION ADJUSTMENT

$1,350,000

SCHEDULE 2.3

EARNOUT CALCULATION

“Adjusted EBITDA” shall be the Company’s EBITDA for the Earnout Period, adjusted as follows: (i) no deduction shall be made for any expenses arising out of the termination of the restrictions with respect to and/or the acquisition of the Company Class B Stock in the Merger; (ii) no deduction shall be made for any amounts charged by Parent to the Company following the Closing Date for Parent overhead allocations; (iii) the Company’s EBITDA shall be increased by an amount equal to $347,000, relating to losses reflected in the Company Financial Statements and incurred in connection with the Company’s prior sale of all of the outstanding capital stock of Amerimed Consulting, Inc.; (iv) the Company’s EBITDA shall be increased by the Excess Compensation; (v) the Company’s EBITDA shall be increased by $1,000,000, relating to certain agreed upon non-recurring legal and accounting fees and expense; (vi) a deduction of $1,500,000 shall be made relating to certain agreed upon allied healthcare matters; (vii) no deduction shall be made for any Merger Expenses; (viii) no deduction shall be made for any amount for which a Claim may be payable pursuant to Article IX to the extent that such Claim arose out of conduct or activities occurring, or relates to periods, prior to January 1, 2005; and (ix) such other adjustments for the period from July 31, 2005 to the end of the Earnout Period as shall be mutually agreed between Parent and the Representatives and as are consistent with the Pro Forma Adjusted EBITDA calculation and are not reflected in the adjustments pursuant to clauses (i)-(viii) above but reflect non-recurring expenses.

Annexed to this Schedule 2.3 is a pro forma calculation of Adjusted EBITDA for the Company for the twelve month period ended July 31, 2005 (the “Pro Forma Adjusted EBITDA”). Parent and the Company agree that the calculation of Adjusted EBITDA will employ methodologies, policies and assumptions consistent with those used in the calculation of the Pro Forma Adjusted EBITDA.

“Excess Compensation” means the amount, if any, by which the total compensation expense recorded for the year ended December 31, 2005, for the compensation paid to each of Messrs. Merritt, Hawkins, Caldwell, Cotham, Koger and Smith (together, the “Key Employees”) shall exceed the sum of: (i) the annualized base compensation to be initially paid under the Employment Agreements executed by the Key Employees at or prior to the Closing; plus (ii) one hundred percent (100%) of the eligible bonus amounts as contemplated by the Employment Agreements executed by the Key Employees.

“Incremental Adjusted EBITDA” means the amount by which the Adjusted EBITDA exceeds $18,200,000.

An Applicable Earnout Amount shall become payable to the Company Shareholders pursuant to Section 2.3 of the Agreement, as calculated in accordance with this Schedule 2.3, if, and only if, both the Total Revenue for the Earnout Period and the Adjusted EBITDA meets or exceeds the amounts set forth in the table below:

	(1) Total Revenue	(2) Adjusted EBITDA	(3) Incremental Adjusted EBITDA	(4) Applicable Earnout Multiple
Level 1	272,000,000	$18,200,000 to $22,200,000	$1 to $4,000,000	6.0
Level 2	277,000,000	$22,200,001 to $24,200,000	Next $2,000,000	6.3
Level 3	283,000,000	$24,200,001 to $26,518,000	Next $2,318,000	6.6

The Applicable Earnout Amount shall be the sum of the Maximum Earnout Amounts for each applicable Level.

The “Maximum Earnout Amount” for each applicable Level shall be calculated by multiplying the Incremental Adjusted EBITDA applicable to such Level (column (3) in the chart above) by the Applicable Earnout Multiple applicable to such Level (column (4) in the chart above).

For example, if the Total Revenue for the Earnout Period is $280,000,000 and the Incremental Adjusted EBITDA is $5,000,000, then the Applicable Earnout Amount shall be $30,300,000, representing the sum of $24,000,000 (the Maximum Earnout Amount for Level 1, calculated as $4,000,000 multiplied by 6.0) plus $6,300,000 (the Maximum Earnout Amount for Level 2, calculated as $1,000,000 multiplied by 6.3).

For further example, if the Total Revenue for the Earnout Period is $275,000,000 and the Incremental Adjusted EBITDA is $5,000,000, then the Applicable Earnout Amount shall be $24,000,000 (the Maximum Earnout Amount for Level 1, calculated as $4,000,000 multiplied by 6.0).

Notwithstanding the foregoing illustrative examples, the Applicable Earnout Amount shall not be less than $35,000,000.